Exhibit (a)(1)(A)
Offer to Purchase for Cash

All Outstanding Shares of Common Stock
All Outstanding Shares of 7% Series B Convertible Preferred Stock
of

Mattersight Corporation

at
$2.70 Net Per Share of Common Stock
$7.80 Net Per Share of 7% Series B Convertible Preferred Stock, plus accrued but unpaid dividends thereon by

NICE Acquisition Sub, Inc.

a wholly-owned subsidiary of
NICE Systems, Inc.

and a wholly-owned subsidiary of
NICE Ltd.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M.,
NEW YORK TIME, ON JUNE 7, 2018, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
NICE Acquisition Sub, Inc., a Delaware corporation (which we refer to as “Purchaser”) and a wholly-owned subsidiary of NICE Systems, Inc. (which we refer to as “Parent”), a Delaware corporation, and a wholly-owned subsidiary of NICE Ltd., a company organized under the laws of the State of Israel (which we refer to as “NICE”), is offering to purchase for cash (i) all of the outstanding shares of common stock, par value $0.01 per share (the “Common Shares”) of Mattersight Corporation, a Delaware corporation (which we refer to as “Mattersight” or the “Company”), at a purchase price of  $2.70 per Common Share (the “Common Offer Price”), and (ii) all of the outstanding shares of 7% Series B Convertible Preferred Stock (the “Preferred Shares”, and collectively with the Common Shares, the “Mattersight Shares”) of Mattersight, at a purchase price of  $7.80 per Preferred Share plus any accrued and unpaid dividends payable thereon, if any (the “Preferred Offer Price”), in each case, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the “Offer”).
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 25, 2018 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Purchaser, Mattersight and for limited purposes NICE. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of specified conditions, Purchaser will be merged with and into Mattersight in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “Merger”) as soon as practicable without a vote on the adoption of the Merger Agreement by Mattersight stockholders, with Mattersight continuing as the surviving corporation (which we refer to as the “Surviving Corporation”) in the Merger and thereby becoming a wholly-owned subsidiary of Parent.
In the Merger, the Common Shares and Preferred Shares that are outstanding immediately prior to the date and time at which the Merger becomes effective (the “Effective Time”) (other than (A) Common Shares and Preferred Shares (i) owned, directly or indirectly, by Parent, Purchaser or Mattersight, or by any wholly-owned Subsidiary of Parent, Purchaser or Mattersight, or (ii) held by Mattersight in Mattersight’s treasury, in each case, immediately prior to the Effective Time, and (B) any Common Shares and Preferred Shares that are issued and outstanding immediately prior to the Effective Time and held by stockholders who shall neither have voted in favor of the Merger nor consented thereto in writing and who have properly and validly perfected their statutory rights of appraisal in respect of such Common Shares and Preferred Shares, in each case, in accordance with Section 262 of the Delaware General Corporation Law) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Common Offer Price or Preferred Offer Price (or any greater price per Common Share or Preferred Shares, as applicable, paid in the Offer), as applicable, in each case, without interest thereon and less any applicable withholding taxes. Under no circumstances will interest be paid on the purchase price for Mattersight Shares, regardless of any extension of the Offer or any delay in making payment for Mattersight Shares. As a result of the Merger, Mattersight will cease to be a publicly traded company and will become wholly-owned by Parent.

The Offer is conditioned upon, among other things, (i) the absence of a termination of the Merger Agreement in accordance with its terms, (ii) the number of Mattersight Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn, when considered together with all other Mattersight Shares (if any) otherwise beneficially owned by Parent and Purchaser), representing a majority of the outstanding shares of Company capital stock, voting together as a single-class on an as-if converted to Common Shares basis, (iii) the expiration or early termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, (iv) no government, governmental or regulatory entity or body, department, commission, board, agency, instrumentality, taxing authority, political subdivision, bureau, official and any self-regulatory organization (including Nasdaq) and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign, having issued any judgment, injunction or other order or enacted any law that directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Mattersight Shares pursuant to the Offer, or the consummation of the Merger, (v) the absence of certain material adverse effects on Mattersight, and (vi) obtaining clearance from the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity for the transactions contemplated by the Merger Agreement, in the manner set forth in the Merger Agreement. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15 — “Conditions of the Offer.”
The board of directors of Mattersight, among other things, has (i) determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Mattersight stockholders; (ii) determined that it is in the best interests of Mattersight and the Mattersight’s stockholders, and declared it advisable, to enter into the Merger Agreement, (iii) approved the execution and delivery of the Merger Agreement, the performance by Mattersight of the covenants and agreements contained in the Merger Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein, (iv) agreed that the Merger shall be effected under Section 251(h) of the Delaware General Corporation Law and (v) resolved to recommend that the holders of Mattersight Shares accept the Offer and tender their Mattersight Shares to Purchaser pursuant to the Offer.
A summary of the principal terms of the Offer is provided herein under the heading “Summary Term Sheet.” You should read this entire Offer to Purchase carefully before deciding whether to tender your Mattersight Shares pursuant to the Offer.
May 10, 2018

IMPORTANT
If you desire to tender all or any portion of your Mattersight Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to Continental Stock Transfer & Trust Company, in its capacity as depositary and paying agent for the Offer, and either deliver the certificates for your Mattersight Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Mattersight Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Mattersight Shares,” in each case prior to one minute after 11:59 p.m., New York time, on June 7, 2018 (the “Expiration Date,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire), or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Mattersight Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Mattersight Shares to Purchaser pursuant to the Offer.
* * * * *
Questions and requests for assistance should be directed to the Information Agent (as described herein) at its address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.
The Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.
The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders May Call Toll Free: (800) 290-6432
Banks and Brokers May Call Collect: (212) 269-5550
Email: matr@dfking.com

i

SUMMARY TERM SHEET
The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase (the “Offer to Purchase”), and in the related letter of transmittal (the “Letter of Transmittal” and collectively with the Offer to Purchase, as each may be amended or supplemented from time to time, the “Offer”) and other related materials. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. NICE, Parent, and Purchaser have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Mattersight contained herein and elsewhere in this Offer to Purchase has been provided to NICE, Parent, and Purchaser by Mattersight or has been taken from or is based upon publicly available documents or records of Mattersight on file with the SEC or other public sources as of the date hereof. NICE, Parent, and Purchaser have not independently verified the accuracy and completeness of such information.
Securities Sought	All issued and outstanding shares of common stock, par value $0.01 per share, of Mattersight Corporation (the “Common Shares”) and all of the outstanding shares of 7% Series B Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares”, and collectively with the Common Shares, the “Mattersight Shares”) of Mattersight Corporation.
Price Offered Per Share	$2.70 per Common Share (the “Common Offer Price”) and $7.80 per Preferred Share plus any accrued and unpaid dividends payable thereon, if any, as of immediately prior to the Effective Time (as defined below) (the “Preferred Offer Price” and together with the Common Offer Price, the “Offer Prices”), in each case, less any applicable withholding taxes.
Scheduled Expiration of Offer	One minute after 11:59 p.m., New York time, on June 7, 2018 unless the Offer is extended or terminated in accordance with the Merger Agreement. See Section 1 — “Terms of the Offer.”
Offeror	NICE Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of NICE Systems, Inc., a Delaware corporation and wholly-owned subsidiary of NICE Ltd., a company organized under the laws of the state of Israel.
Who is offering to purchase my Mattersight Shares?
NICE Acquisition Sub, Inc., or “Purchaser,” which is a wholly-owned subsidiary of NICE Systems, Inc. (“Parent”), a wholly-owned subsidiary of NICE Ltd., or “NICE”, is offering to purchase for cash all of the outstanding Mattersight Shares. Purchaser is a Delaware corporation that was formed for the sole purpose of making the Offer, completing the process by which Purchaser will be merged with and into Mattersight and ancillary activities in connection with the Offer and the Merger. See the “Introduction” to this Offer to Purchase and Section 8 — “Certain Information Concerning NICE, Parent, and Purchaser.”
Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, Parent or NICE. We use the term “Parent” to refer to NICE Systems, Inc. alone, the term “NICE” to refer to NICE Ltd. alone, the term “Purchaser” to refer to NICE Acquisition Sub, Inc. alone and the terms “Mattersight” and the “Company” to refer to Mattersight Corporation alone.
How many Mattersight Shares are you seeking to purchase in the Offer?
We are offering to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Mattersight and all of the outstanding shares of 7% Series B Convertible Preferred Stock, par value $0.01, of Mattersight on the terms and subject to the conditions set forth in this Offer to Purchase.
See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

Why are you making the Offer?
We are making the Offer because we want to acquire the entire equity interest of Mattersight. If the Offer is consummated, pursuant to the Merger Agreement, Parent intends thereafter to cause Purchaser to consummate the Merger as soon as practicable (as described below). Upon consummation of the Merger, Mattersight would cease to be a publicly traded company and would be a wholly-owned subsidiary of Parent.
See Section 12 — “Purpose of the Offer; Plans for Mattersight.”
How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?
We are offering to pay (i) $2.70 per Common Share and (ii) $7.80 per Preferred Share plus any accrued and unpaid dividends payable thereon as of immediately prior to the Effective Time, in each case, net to the seller in cash, without interest thereon and less any applicable withholding taxes. If you are the record owner of your Mattersight Shares and you directly tender your Mattersight Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Mattersight Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Mattersight Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.
See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Mattersight Shares.”
Is there an agreement governing the Offer?
Yes. Parent, Purchaser, Mattersight, and, for limited purposes, NICE, have entered into an Agreement and Plan of Merger, dated as of April 25, 2018 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into Mattersight (the “Merger”). If the Minimum Condition and the other conditions to the Offer are satisfied or waived and we consummate the Offer, we intend to effect the Merger as soon as practicable pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without a vote on the adoption of the Merger Agreement by Mattersight stockholders.
See Section 11 — “The Merger Agreement; Other Agreements” and Section 15 — “Conditions of the Offer.”
Will you have the financial resources to make payment?
Yes. Neither the consummation of the Offer nor the Merger is subject to any financing condition. The total amount of funds estimated to be required by NICE, Parent, and Purchaser to consummate the Offer and purchase all outstanding Mattersight Shares (including outstanding shares of restricted stock) in the Offer, to fund the Merger and to fund payments in respect of outstanding warrants, and outstanding stock options of Mattersight, is approximately $103.2 million, excluding related fees and expenses. NICE, Parent, and Purchaser anticipate funding such cash requirements from NICE’s and Parent’s available cash on hand.
See Section 9 — “Source and Amount of Funds.”
Is your financial condition relevant to my decision to tender my Mattersight Shares in the Offer?
No. We do not think our financial condition is relevant to your decision whether to tender Mattersight Shares and accept the Offer because:
•
the Offer is being made for all outstanding Mattersight Shares solely for cash;

•
the Offer and the Merger are not subject to any financing condition;

•
if we consummate the Offer, we will acquire all remaining Mattersight Shares for the same cash price in the Merger as was paid in the Offer (i.e., the Common Offer Price for the Common Shares

and the Preferred Offer Price for the Preferred Shares), subject to limited exceptions for Mattersight Shares held by Mattersight stockholders who validly exercise appraisal rights under Section 262 of the DGCL with respect to such Mattersight Shares and Mattersight Shares held by Mattersight, us, or our or Mattersight’s respective subsidiaries; and
•
NICE guarantees Parent and Purchaser’s obligations, including the payment of the Offer Prices, the amounts required to acquire the remaining outstanding Mattersight Shares in the Merger and any amounts payable with respect to the outstanding options, warrants, and restricted stock and has, alone or together with one or more of its affiliates, sufficient funds, and will arrange for Parent and Purchaser to have funds, to make such payments.

See Section 9 — “Source and Amount of Funds.”
How long do I have to decide whether to tender my Mattersight Shares in the Offer?
You will have until one minute after 11:59 p.m., New York Time, on June 7, 2018, unless we extend the Offer pursuant to the Merger Agreement (such date and time, as it may be extended in accordance with the terms of the Merger Agreement, the “Expiration Date”) or the Offer is earlier terminated pursuant to, and in accordance with, the Merger Agreement. If you hold Mattersight Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should be aware that such institutions may establish their own earlier deadline for tendering Mattersight Shares in the Offer. Please give your broker, dealer, commercial bank, trust company or other nominee instructions with sufficient time to permit such nominee to tender your Mattersight Shares by the Expiration Date.
The time of acceptance for payment of all Mattersight Shares validly tendered (and not validly withdrawn) in the Offer pursuant to and subject to the conditions of the Offer is referred to as the “Offer Acceptance Time,” and the date and time at which such Offer Acceptance Time occurs is referred to as the “Offer Closing.” The date and time at which the Merger becomes effective is referred to as the “Effective Time.”
See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Mattersight Shares.”
Can the Offer be extended and under what circumstances?
Yes, the Offer and the Expiration Date can be extended in accordance with the Merger Agreement. Subject to Parent’s, Purchaser’s and Mattersight’s rights to terminate the Merger Agreement in accordance with its terms, (a) Purchaser must extend the Offer for any period required by any law or order, or any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission or its staff or Nasdaq, in any such case that is applicable to the Offer; and (b) in the event that any of the Offer Conditions, including the Minimum Condition (as defined below) or any of the other Offer Conditions (as defined below), are not satisfied or waived (if permitted under the Merger Agreement) as of any then scheduled Expiration Date, Purchaser must extend the Offer for successive extension periods of ten (10) business days each (or any longer or shorter period as may be approved in advance by Mattersight) in order to permit the satisfaction of all Offer Conditions; provided, however, Purchaser is not required to extend the Offer on more than two (2) occasions (but may, in its sole discretion, elect to do so) in the event that each Offer Condition (other than the Minimum Condition) has been satisfied or waived (if permitted under the Merger Agreement) as of any then scheduled Expiration Date and the Minimum Condition has not been satisfied as of such scheduled Expiration Date. Notwithstanding anything to the contrary, in no event shall Purchaser: (a) be required to extend the Offer beyond the earlier to occur of  (i) the valid termination of the Merger Agreement in compliance with the Merger Agreement and (ii) October 31, 2018 (such earlier occurrence, the “Extension Deadline”); or (b) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Mattersight. If we extend the Offer, such extension will extend the time that you will have to tender (or withdraw) your Mattersight Shares.
See Section 1 — “Terms of the Offer” for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?
If we extend the Offer, we will inform Continental Stock Transfer & Trust Company, which is the depositary and paying agent for the Offer (the “Depositary”), of any extension and will make a public announcement of the extension no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date.
See Section 1 — “Terms of the Offer.”
What are the conditions to the Offer?
The Offer is conditioned upon the satisfaction or waiver of the following conditions (collectively, the “Offer Conditions”):
•
that there has been validly tendered and not withdrawn, that number of Common Shares and Preferred Shares which, together with the Common Shares and Preferred Shares then beneficially owned by Parent and Purchaser (if any) (excluding Common Shares or Preferred Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the Depositary pursuant to such procedures), represent at least a majority of the outstanding shares of Company capital stock, voting together as a single-class on an as-if converted to Common Shares basis (the “Minimum Condition”);

•
that any waiting period (and extensions thereof) applicable to the consummation of the Offer and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) has expired or been terminated (the “Regulatory Condition”);

•
that there has not been issued by any government, governmental or regulatory entity or body, department, commission, board, agency, instrumentality, taxing authority, political subdivision, bureau, official or any self-regulatory organization (including Nasdaq) or any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign of competent jurisdiction in the United States (i) any law that is in effect as of immediately prior to the scheduled expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger in the United States, or (ii) any order that is in effect as of immediately prior to the scheduled expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States;

•
the accuracy of representations and warranties made by Mattersight in the Merger Agreement, subject to the materiality and other qualifications set forth in the Merger Agreement (the “Representations Condition”);

•
the performance by Mattersight in all material respects of the obligations that are to be performed by it under the Merger Agreement at or prior to the schedule expiration of the Offer (the “Covenants Condition”);

•
that since the date of the Merger Agreement, there has not been any occurrence of a Material Adverse Effect, as such term is defined in the Merger Agreement and as described in more detail in Section 11 — “The Merger Agreement; Other Agreements — Representations and Warranties” (the “MAE Condition”);

•
that the Merger Agreement has not been properly and validly terminated in accordance with its terms;

•
that Parent has received a certificate signed by an executive officer of Mattersight to the effect that the Representations Condition, the Covenants Condition and the MAE Condition have been satisfied;

•
that clearance has been obtained Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity for the transactions contemplated by the Merger Agreement in the manner set forth in the Merger Agreement; and

•
that Mattersight has obtained written consent to the Offer and the Merger from each third party set forth in the Company Disclosure Letter delivered by Mattersight to Parent and Purchaser on the date of Merger Agreement, in each case in form and substance reasonably satisfactory to Parent and Purchaser.

The foregoing conditions are in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate, amend and/or modify the Offer pursuant to the Merger Agreement.
Purchaser expressly reserves the right in its sole discretion to waive any of the Offer Conditions and to make any change in the terms of the Offer or the Offer Conditions in accordance with the terms of the Merger Agreement. However, Mattersight’s prior written approval is required for Purchaser to (or for Parent to permit Purchaser to) (i) waive the Minimum Condition, the fulfillment of any waiting period applicable to the consummation of the Offer and the Merger under the HSR Act, or the issuance by any Governmental Authority of any law or order that has the effect of making the Offer or the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States, (ii) change the form of consideration to be paid in the Offer, (iii) decrease the Common Offer Price or the Preferred Offer Price or the number of Common Shares or Preferred Shares sought in the Offer, (iv) increase the Common Offer Price unless Purchaser also increases the Preferred Offer Price by the same amount, (v) extend the Offer, other than in a manner required by the Merger Agreement, (vi) impose conditions to the Offer other than the Offer Conditions, (vii) modify the conditions set forth in the Merger Agreement, (viii) amend any other term of the Offer or Offer Condition in any manner that is, or would reasonably be expected to be, adverse to the holders of Common Shares or Preferred Shares or (ix) make any change in the terms of the Offer or the Offer Conditions that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.
See Section 15 — “Conditions of the Offer.”
How do I tender my Mattersight Shares?
If you hold your Mattersight Shares directly as the registered owner, you can (i) tender your Mattersight Shares in the Offer by delivering the certificates representing your Mattersight Shares, together with a completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary or (ii) tender your Mattersight Shares by following the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, in either case, no later than the Expiration Date. The Letter of Transmittal is enclosed with this Offer to Purchase.
If you wish to tender Mattersight Shares pursuant to the Offer and cannot deliver such Mattersight Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Mattersight Shares if all of the following conditions are met:
•
such tender is made by or through an Eligible Institution (as defined below);

•
a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary (as provided below) by the Expiration Date; and

•
the certificates for all such validly tendered Mattersight Shares (or a confirmation of a book-entry transfer of such Mattersight Shares into the Depositary’s account at the book-entry transfer facility), together with a properly completed and duly executed Letter of Transmittal together with any required signature guarantee (or an Agent’s Message) and any other required documents, are received by the Depositary within two (2) Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by overnight courier or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice. Mattersight Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Mattersight Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary prior to the Expiration Date.
Mattersight stockholders must tender their Mattersight Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.
If you hold your Mattersight Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Mattersight Shares and give instructions that your Mattersight Shares be tendered. You should contact the institution that holds your Mattersight Shares for more details.
See Section 3 — “Procedures for Accepting the Offer and Tendering Mattersight Shares.”
Until what time may I withdraw previously tendered Mattersight Shares?
You may withdraw your previously tendered Mattersight Shares at any time prior to one minute after 11:59 p.m., New York Time on the Expiration Date. Pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Mattersight Shares may also be withdrawn at any time after July 9, 2018, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Mattersight Shares validly tendered in the Offer.
See Section 4 — “Withdrawal Rights.”
How do I withdraw previously tendered Mattersight Shares?
To withdraw previously tendered Mattersight Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Mattersight Shares. If you tendered Mattersight Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Mattersight Shares.
See Section 4 — “Withdrawal Rights.”
What does the Mattersight board of directors think of the Offer?
The board of directors of Mattersight (which we refer to as the “Mattersight Board”), among other things, has (i) determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Mattersight stockholders, (ii) determined that it is in the best interests of Mattersight and the Mattersight’s stockholders, and declared it advisable, to enter into the Merger Agreement, (iii) approved the execution and delivery of the Merger Agreement, the performance by Mattersight of the covenants and agreements contained in the Merger Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein, (iv) agreed that the Merger shall be effected under Section 251(h) of the DGCL, and (v) resolved to recommend that the holders of Mattersight Shares accept the Offer and tender their Mattersight Shares to Purchaser pursuant to the Offer.
See the “Introduction” and Section 10 — “Background of the Offer; Past Contacts or Negotiations with Mattersight.” We expect that a more complete description of the reasons for the Mattersight Board’s approval of the Offer and the Merger will be set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 to be prepared and filed by Mattersight with the SEC and mailed to all Mattersight stockholders.
Have any Mattersight stockholders entered into agreements with Parent or any of its affiliates requiring them to tender their Mattersight Shares?
Yes. Concurrently with the execution of the Merger Agreement, each of the members of the Mattersight Board and the executive officers of Mattersight, as well as certain stockholders of Mattersight affiliated with members of the Mattersight Board, each in their respective capacities as stockholders of the Company, entered into a Tender and Support Agreement with Parent and Purchaser (the “Support

Agreement”), pursuant to which the signatories have agreed, among other things, to tender their respective Common Shares (including those owned through the exercise or settlement of options to purchase Common Shares outstanding (“Company Options”) under Mattersight’s 1999 Stock Incentive Plan, as amended through November 5, 2014 (the “Company Stock Plans”), or restricted stock awards outstanding under the Company Stock Plans (the “Company Restricted Stock Awards”)) and Preferred Shares (the “Subject Securities”) into the Offer and, during the period from the date of such Support Agreement through the earlier of  (i) the date upon which the Merger Agreement is validly terminated and (ii) the Effective Time, to not vote any of their Subject Securities in favor of any alternative acquisition proposals.
Mattersight Shares held by the signatories to the Support Agreements that are eligible to be tendered into the Offer represent, in the aggregate, approximately twenty-four percent (24%) of the Company’s capital stock outstanding on the date of the Merger Agreement (excluding Common Shares issuable upon exercise of Company Options).
See Section 11 — “The Merger Agreement; Other Agreements” in this Offer to Purchase for a more detailed description of the Support Agreement.
If the Offer is completed, will Mattersight continue as a public company?
No. As soon as practicable following the consummation of the Offer, we expect to complete the Merger pursuant to applicable provisions of Delaware law, after which the Surviving Corporation will be a wholly-owned subsidiary of Parent and the Mattersight Shares will no longer be publicly traded.
See Section 13 — “Certain Effects of the Offer.”
Will the Offer be followed by the Merger if all of the Mattersight Shares are not tendered in the Offer?
If we consummate the Offer, and accordingly we acquire Common Shares and Preferred Shares which, together with the Common Shares and Preferred Shares then beneficially owned by Parent and Purchaser (if any) (excluding Common Shares or Preferred Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the Depositary pursuant to such procedures), represent at least a majority of the outstanding shares of Company capital stock, voting together as a single-class on an as-if converted to Common Shares basis, and thus the Minimum Condition was satisfied, then, in accordance with the terms of the Merger Agreement, we will complete the Merger as soon as practicable pursuant to Section 251(h) of the DGCL without a vote on the adoption of the Merger Agreement by Mattersight stockholders. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required (nor are we permitted) to accept the Mattersight Shares for purchase in the Offer, nor will we consummate the Merger. See Section 1 — “Terms of the Offer” for more details on our obligation and ability to extend the Offer.
Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, if we complete the Offer, Mattersight stockholders who have not tendered their Mattersight Shares in the Offer (i) will not be required to vote on the adoption of the Merger Agreement, (ii) will be entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger with respect to any Mattersight Shares not tendered in the Offer and (iii) will, upon consummation of the Merger, if they do not validly exercise appraisal rights under Delaware law, have their Mattersight Shares converted into the right to receive the same cash consideration, without interest (the “Merger Consideration”) and less any applicable withholding taxes, as was payable in the Offer.
See Section 11 — “The Merger Agreement; Other Agreements,” Section 12 — “Purpose of the Offer; Plans for Mattersight — Merger Without a Stockholder Vote” and Section 17 — “Appraisal Rights.”
If I decide not to tender, how will the Offer affect my Mattersight Shares?
If the Offer is consummated and certain other conditions are met, the Merger will occur as promptly as practicable after the consummation of the Offer and all of the Mattersight Shares outstanding prior to the Effective Time (subject to limited exceptions for Mattersight Shares held by Mattersight stockholders who validly exercise appraisal rights under Section 262 of the DGCL with respect to such Mattersight Shares and Mattersight Shares held by us, Mattersight, or our or Mattersight’s respective subsidiaries) will at the Effective Time be converted into the right to receive the same cash consideration, without interest and less any applicable withholding taxes, as was payable in the Offer. Therefore, if the Merger takes place, the only difference to you between tendering your Mattersight Shares and not tendering your Mattersight Shares is that no appraisal rights will be available in the Offer.
See the “Introduction” and Section 13 — “Certain Effects of the Offer.”
If I tender my Mattersight Shares, when and how will I get paid?
If the conditions to the Offer as set forth in Section 15 — “Conditions of the Offer” are satisfied or waived and we consummate the Offer and accept your Mattersight Shares for payment, we will pay you an amount equal to (i) the number of Common Shares you tendered multiplied by $2.70 plus an amount equal to (ii) the number of Preferred Share you tendered multiplied by $7.80 plus any accrued and unpaid dividends payable thereon, if any, as of immediately prior to the Effective Time, in each case, in cash without interest, less any applicable withholding taxes, as promptly as practicable on or after the date the Offer expires.
See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment of Mattersight Shares.”
What is the market value of my Mattersight Shares as of a recent date?
On April 25, 2018, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price of Common Shares on the Nasdaq Global Market was $2.15 per Common Share. On May 9, 2018, the last full trading day before the commencement of the Offer, the reported closing sale price of Common Shares on the Nasdaq Global Market was $2.65 per Common Share.
See Section 6 — “Price Range of Mattersight Shares; Dividends.”
Will I be paid a dividend on my Mattersight Shares during the pendency of the Offer?
No. The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, Mattersight will not declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for dividends or other distributions made by any wholly-owned subsidiary of Mattersight to Mattersight or one of its wholly-owned subsidiaries.
See Section 6 — “Price Range of Mattersight Shares; Dividends.”
Will I have appraisal rights in connection with the Offer?
No appraisal rights will be available to you in connection with the Offer. However, if we accept Mattersight Shares in the Offer and the Merger is completed, Mattersight stockholders will be entitled to appraisal rights under Delaware law in connection with the Merger with respect to any Mattersight Shares not tendered in the Offer, subject to and in accordance with Section 262 of the DGCL. Stockholders must properly perfect their right to seek appraisal under Section 262 of the DGCL in connection with the Merger in order to exercise appraisal rights.
See Section 17 — “Appraisal Rights.”
What will happen to my stock options in the Offer?
Company Options are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, as of the Effective Time, by virtue of the Merger, each Company Option, whether vested or unvested, that is then outstanding and unexercised as of immediately prior to the Effective Time will be cancelled and converted into the right to receive cash in an amount, less any applicable withholding taxes, equal to the product of  (i) the total number of Mattersight Shares subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of  (A) the Common Offer Price over (B) the exercise price payable per Common Share under such Company Option, which aggregate amount shall be rounded down to the nearest cent.
If the exercise price of any Company Option is equal to or greater than the Common Offer Price, such Company Option will be canceled for no consideration at the Effective Time.
See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement — Treatment of Mattersight Equity Awards.”
What will happen to my warrants in the Offer?
Warrants to purchase Common Shares are not sought in or affected by the Offer. As of the Effective Time, by virtue of the Merger, each warrant that is unexercised shall be cancelled and represent the right to receive, in the case of a warrant having a per share exercise price less than the Common Offer Price, the right to receive for the Common Shares subject to such warrant immediately prior to the Effective Time, an amount in cash (without interest thereon and subject to any withholding taxes required to be withheld) equal to the amount by which the Common Offer Price exceeds the per share exercise price of such warrant.
If any warrant has a per share exercise price equal to or greater than the Common Offer Price, such warrant shall be canceled for no consideration at the Effective Time.
See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement — Treatment of Mattersight Equity Awards.”
What will happen to my Restricted Stock Awards in the Offer?
Each holder of a vested Company Restricted Stock Award may tender Common Shares subject to such vested Company Restricted Stock Award pursuant to the Offer and any such Common Shares subject to such vested Company Restricted Stock Award shall be treated in the same manner as any other Common Shares. The Common Shares subject to a vested Company Restricted Stock Award shall, as of the Effective Time, by virtue of the Merger be cancelled and converted into the right to receive cash in an amount equal to the Common Offer Price.
The Common Shares subject to an unvested Company Restricted Stock Award that is outstanding as of the Effective Time and held by a holder thereof holding less, in the aggregate, than 2,000 Common Shares subject to unvested Company Restricted Stock Awards shall, as of the Effective Time, by virtue of the Merger be cancelled and converted into the right to receive cash in an amount equal to the Common Offer Price.
In the event that a holder of a unvested Company Restricted Stock Award that is outstanding as of the Effective Time holds, in the aggregate, 2,000 or more Common Shares subject to unvested Company Restricted Stock Awards, then (x) 2,000 Common Shares subject to such unvested Company Restricted Stock Award(s) held by such holder shall, as of the Effective Time, by virtue of the Merger be cancelled and converted into the right to receive cash in an amount equal to the Common Offer Price and (y) the remainder of Common Shares subject to such unvested Company Restricted Stock Award(s) shall, as of the Effective Time, be assumed by Parent and converted into restricted NICE American Depositary Shares each representing one NICE ordinary share (“NICE ADSs”) (such portion of each such unvested Company Restricted Stock Award so assumed, a “Converted Restricted Stock Award”). Each Converted Restricted Stock Award will continue to have and be subject to substantially the same terms and conditions as were applicable to such unvested Company Restricted Stock Award immediately before the Effective Time (including vesting conditions), except that the number of shares of each Converted Restricted Stock Award will be that number of NICE ADSs equal to the product (rounded down to the nearest whole number) of (A) the number of Common Shares subject to the Converted Restricted Stock Award immediately before the Effective Time and (B) the quotient obtained by dividing (i) the Common Offer Price by (ii) the average, rounded to the nearest one ten-thousandth, of the closing sale prices per NICE ADS on The Nasdaq Global Select Market for the ten (10) full trading days ending three (3) trading days immediately prior the Effective Time.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement — Treatment of Mattersight Equity Awards.”
What are the material U.S. federal income tax consequences of tendering Mattersight Shares?
The receipt of cash in exchange for your Mattersight Shares pursuant to the Offer or the Merger generally will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.
You should consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.
See Section 5 — “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax consequences of the Offer and the Merger.
Who should I call if I have questions about the Offer?
D.F. King & Co., Inc. is acting as our information agent (the “Information Agent”) for the Offer. Stockholders may call D.F. King & Co., Inc. toll-free from the U.S. and Canada at (800) 290-6432. Banks and brokers may call collect at (212) 269-5550. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION
To the Holders of Shares of Common Stock and 7% Series B Convertible Preferred Stock of Mattersight Corporation:
NICE Acquisition Sub, Inc., a Delaware corporation (which we refer to as “Purchaser”) and a wholly-owned subsidiary of NICE Systems, Inc., a Delaware corporation (which we refer to as “Parent”) and wholly-owned subsidiary of NICE Ltd., a company organized under the laws of the State of Israel (which we refer to as “NICE”), is offering to purchase for cash (i) all of the outstanding shares of common stock, par value $0.01 (the “Common Shares”) of Mattersight Corporation (“Mattersight” or the “Company”), at a price of  $2.70 per share, net to the seller in cash, without interest, subject to any applicable withholding of taxes (the “Common Offer Price”) and (ii) all of the outstanding shares of 7% Series B Convertible Preferred Stock (the “Preferred Shares” and together with the Common Shares the “Mattersight Shares”) of Mattersight, at a price of  $7.80 per share, plus accrued and unpaid dividends payable thereon, if any, as of immediately prior to the Effective Time, net to the holder thereof in cash, without interest, subject to any withholding taxes (the “Preferred Offer Price”, and collectively with the Common Offer Price, the “Offer Prices”), upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the “Offer”).
We are making this Offer pursuant to an Agreement and Plan of Merger, dated as of April 25, 2018 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Purchaser, Mattersight, and, for limited purposes, NICE. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of specified conditions, Purchaser will be merged with and into Mattersight (the “Merger”) as soon as practicable in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without a vote on the adoption of the Merger Agreement by Mattersight stockholders, with Mattersight continuing as the surviving corporation (which we refer to as the “Surviving Corporation”) in the Merger and thereby becoming a wholly-owned subsidiary of Parent.
In the Merger, the Common Shares and Preferred Shares that are outstanding immediately prior to the date and time at which the merger becomes effective (the “Effective Time”) (other than (A) Common Shares and Preferred Shares (i) owned, directly or indirectly, by Parent, Purchaser or Mattersight, or by any wholly-owned Subsidiary of Parent, Purchaser or Mattersight, or (ii) held by Mattersight in Mattersight’s treasury, in each case, immediately prior to the Effective Time (“Cancelled Company Shares”), and (B) any Common Shares and Preferred Shares that are issued and outstanding immediately prior to the Effective Time and held by stockholders who shall neither have voted in favor of the Merger nor consented thereto in writing and who have properly and validly perfected their statutory rights of appraisal in respect of such Common Shares and Preferred Shares, in each case, in accordance with Section 262 of the Delaware General Corporation Law (collectively, “Dissenting Company Shares”)) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Common Offer Price or Preferred Offer Price (or any greater price per Common Share or Preferred Shares, as applicable, paid in the Offer), as applicable, in each case, without interest thereon and less any applicable withholding taxes. Under no circumstances will interest be paid on the purchase price for Mattersight Shares, regardless of any extension of the Offer or any delay in making payment for Mattersight Shares. As a result of the Merger, Mattersight will cease to be a publicly traded company and will become wholly-owned by Parent. The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements,” which also contains a discussion of the treatment of Mattersight stock options, warrants, and restricted stock in the Merger.
Tendering stockholders who are record owners of their Mattersight Shares and who tender directly to Continental Stock Transfer & Trust Company, the depositary and paying agent for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Mattersight Shares by Purchaser pursuant to the Offer. Stockholders who hold their Mattersight Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Offer is conditioned upon, among other things, (i) the absence of a termination of the Merger Agreement in accordance with its terms, (ii) the number of Mattersight Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn, when considered together with the Common Shares and Preferred Shares then beneficially owned by Parent and Purchaser (if any) (excluding Common Shares or Preferred Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the Depositary pursuant to such procedures), represent at least a majority of the outstanding shares of Mattersight capital stock, voting together as a single-class on an as-if converted to Common Shares basis, (iii) the expiration or early termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (iv) no government, governmental or regulatory entity or body, department, commission, board, agency, instrumentality, taxing authority, political subdivision, bureau, official or any self-regulatory organization (including Nasdaq) or any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign (“Governmental Authority”) having issued any judgment, injunction or other order or enacted any law that directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Mattersight Shares pursuant to the Offer, or the consummation of the Merger, (v) the absence of certain material adverse effects on Mattersight, (vi) obtaining clearance from the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity (“CFIUS”) for the transactions contemplated by the Merger Agreement in the manner set forth in the Merger Agreement, and (vii) that Mattersight has obtained written consent to the Offer and the Merger from each third party set forth in the Company Disclosure Letter delivered by Mattersight to Parent and Purchaser on the date of Merger Agreement, in each case in form and substance reasonably satisfactory to Parent and Purchaser. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15 —  “Conditions of the Offer.” Neither the consummation of the Offer nor the Merger is subject to any financing condition.
The board of directors of Mattersight, among other things, has (i) determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Mattersight stockholders, (ii) determined that it is in the best interests of Mattersight and the Mattersight’s stockholders, and declared it advisable, to enter into the Merger Agreement, (iii) approved the execution and delivery of the Merger Agreement, the performance by Mattersight of the covenants and agreements contained in the Merger Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein, (iv) agreed that the Merger shall be effected under Section 251(h) of the DGCL, and (v) resolved to recommend that the holders of Mattersight Shares accept the Offer and tender their Mattersight Shares to Purchaser pursuant to the Offer.
A more complete description of the Board of Directors of Mattersight’s (the “Mattersight Board”) reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, will be set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of Mattersight (together with any exhibits and annexes attached thereto, the “Schedule 14D-9”), that will be furnished to stockholders in connection with the Offer. Mattersight stockholders should carefully read the information set forth in the Schedule 14D-9, including the information to be set forth under the sub-headings “Background of Offer and Merger” and “Reasons for the Board’s Recommendation.”
Concurrently with the execution of the Merger Agreement, each of the members of the Mattersight Board and the executive officers of Mattersight, as well as certain stockholders of Mattersight affiliated with members of the Mattersight Board, each in their respective capacities as stockholders of the Company, entered into a Tender and Support Agreement with Parent and Purchaser (the “Support Agreement”), pursuant to which the signatories have agreed, among other things, to tender their respective Common Shares (including those owned through the exercise or settlement of options to purchase Common Shares outstanding (“Company Options”) under Mattersight’s 1999 Stock Incentive Plan, as amended through November 5, 2014 (the “Company Stock Plans”), or restricted stock awards outstanding under the Company Stock Plans (the “Company Restricted Stock Awards”)) and Preferred Shares (the “Subject

Securities”) into the Offer and, during the period from the date of such Support Agreement through the earlier of  (i) the date upon which the Merger Agreement is validly terminated and (ii) the Effective Time, to not vote any of their Subject Securities in favor of any alternative acquisition proposals.
Mattersight Shares held by the signatories to the Support Agreements that are eligible to be tendered into the Offer represent, in the aggregate, approximately twenty-four percent (24%) of the Company’s capital stock outstanding on the date of the Merger Agreement (excluding Common Shares issuable upon exercise of Company Options).
Mattersight has advised Parent that, as of May 7, 2018, (i) 33,220,445 Common Shares were issued and outstanding (which includes Common Shares subject to Company Restricted Stock Awards, but excludes Common Shares held by Mattersight as treasury shares) and (ii) 1,637,786 Preferred Share were outstanding.
Pursuant to the Merger Agreement, the directors and officers of the Surviving Corporation immediately after the Effective Time will be the respective individuals designated as directors and officers of Purchaser as of the Effective Time.
If the Minimum Condition is satisfied and Purchaser consummates the Offer, Purchaser will consummate the Merger pursuant to Section 251(h) of the DGCL as soon as practicable without a vote on the adoption of the Merger Agreement by Mattersight stockholders.
Material U.S. federal income tax consequences of the sale of Mattersight Shares pursuant to the Offer and the exchange of Mattersight Shares pursuant to the Merger are described in Section 5 — “Material U.S. Federal Income Tax Consequences.”
Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, Mattersight stockholders will be entitled to appraisal rights under Delaware law in connection with the Merger with respect to any Mattersight Shares not tendered in the Offer, subject to and in accordance with Section 262 of the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 17 — “Appraisal Rights.”
This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER
1.
Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and promptly pay for all Mattersight Shares validly tendered prior to one minute after 11:59 p.m., New York Time, on June 7, 2018, unless we extend the Offer pursuant to the Merger Agreement (such date and time, as it may be extended in accordance with the terms of the Merger Agreement, the “Expiration Date”) and not validly withdrawn as permitted under Section 4 — “Withdrawal Rights.”
Acceptance for payment of Mattersight Shares validly tendered and not validly withdrawn pursuant to and subject to the Offer Conditions shall occur promptly following June 7, 2018, 2018, unless we extend the Offer pursuant to the terms of the Merger Agreement. We refer to such time of acceptance as the “Offer Acceptance Time,” and the date and time at which such Offer Acceptance Time occurs is referred to as the “Offer Closing.” The date and time at which the Merger becomes effective is referred to as the “Effective Time.”
The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms and the satisfaction of the Minimum Condition, the Regulatory Condition and the other conditions described in Section 15 — “Conditions of the Offer.”
We have agreed in the Merger Agreement that, subject to Parent’s, Purchaser’s, and Mattersight’s rights to terminate the Merger Agreement in accordance with its terms, (a) Purchaser must extend the Offer for any period required by any law or order, or any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission or its staff or Nasdaq, in any such case that is applicable to the Offer; and (b) in the event that any of the Offer Conditions, including the Minimum Condition (as defined below) or any of the other Offer Conditions (as defined below), are not satisfied or waived (if permitted under the Merger Agreement) as of any then scheduled Expiration Date, Purchaser must extend the Offer for successive extension periods of ten (10) business days each (or any longer or shorter period as may be approved in advance by Mattersight) in order to permit the satisfaction of all Offer Conditions; provided, however, Purchaser is not required to extend the Offer on more than two (2) occasions (but may, in its sole discretion, elect to do so) in the event that each Offer Condition (other than the Minimum Condition) has been satisfied or waived (if permitted under the Merger Agreement) as of any then scheduled Expiration Date and the Minimum Condition has not been satisfied as of such scheduled Expiration Date. Notwithstanding anything to the contrary, in no event shall Purchaser: (a) be required to extend the Offer beyond the earlier to occur of  (i) the valid termination of the Merger Agreement in compliance with the Merger Agreement and (ii) October 31, 2018 (the “Termination Date”) (such earlier occurrence, the “Extension Deadline”); or (b) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Mattersight.
Purchaser expressly reserves the right in its sole discretion to waive any of the Offer Conditions and to make any change in the terms of the Offer or the Offer Conditions in accordance with the terms of the Merger Agreement. However, Mattersight’s prior written approval is required for Purchaser to (or for Parent to permit Purchaser to) (i) waive the Minimum Condition, the fulfillment of any waiting period applicable to the consummation of the Offer and the Merger under the HSR Act, or the issuance by any Governmental Authority of any law or order that has the effect of making the Offer or the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States, (ii) change the form of consideration to be paid in the Offer, (iii) decrease the Common Offer Price or the Preferred Offer Price or the number of Common Shares or Preferred Shares sought in the Offer, (iv) increase the Common Offer Price unless Purchaser also increases the Preferred Offer Price by the same amount, (v) extend the Offer, other than in a manner required by the Merger Agreement, (vi) impose conditions to the Offer other than the Offer Conditions, (vii) modify the conditions set forth in the Merger Agreement, (viii) amend any other term of the Offer or Offer Condition in any manner that is, or would reasonably be expected to be, adverse to the holders of Common Shares or Preferred Shares or (ix) make any change in the terms of the Offer or the Offer Conditions that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.
If we extend the Offer, are delayed in our acceptance for payment of or payment for Mattersight Shares (whether before or after our acceptance for payment for Mattersight Shares) or are unable to accept Mattersight Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Mattersight Shares on our behalf, and such Mattersight Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Mattersight Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. In addition, in the Merger Agreement, we have agreed that, on the terms and subject to the conditions of the Offer and the Merger Agreement, Purchaser will (and Parent will cause Purchaser to) pay for all Mattersight Shares validly tendered (and not validly withdrawn) in the Offer as promptly as practicable after the Offer Acceptance Time.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to stockholders and investor response.
If, on or before the Expiration Date, we increase the consideration being paid for Mattersight Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Mattersight Shares are purchased in the Offer, whether such Mattersight Shares were tendered before or after the announcement of the increase in consideration.
There will not be a subsequent offering period for the Offer.
We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Mattersight Shares if, at the Expiration Date, any of the Offer Conditions have not been satisfied. See Section 15 —  “Conditions of the Offer.” Under certain circumstances, we may terminate the Merger Agreement and the Offer. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement —  Termination.”
As soon as practicable following the Offer Closing, in accordance with the terms of the Merger Agreement, we will complete the Merger pursuant to Section 251(h) of the DGCL without a vote on the adoption of the Merger Agreement by Mattersight stockholders.
Mattersight has provided us, not more than ten business days prior to the date of the commencement of the Offer, with its stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Mattersight Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Mattersight Shares whose names appear on the stockholder list of Mattersight and will be furnished, for subsequent transmittal to beneficial owners of Mattersight Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Mattersight Shares.

2.
Acceptance for Payment and Payment for Mattersight Shares.

Subject to the satisfaction or waiver of all of the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” we will accept for payment and pay for Mattersight Shares validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable on or after the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Mattersight Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”
In all cases, we will pay for Mattersight Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of  (i) the certificates evidencing such Mattersight Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Mattersight Shares (a “Book-Entry Confirmation”) into the Depositary’s account at the Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Mattersight Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as described below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Mattersight Shares are actually received by the Depositary.
The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Mattersight Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.
On the terms set forth in the Merger Agreement and subject to the Offer Conditions, as promptly as practicable on or after the Expiration Date, we will accept for payment, and pay for, all Mattersight Shares validly tendered to us in the Offer and not validly withdrawn on or prior to one minute after 11:59 p.m., New York time, on the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Mattersight Shares validly tendered (and not validly withdrawn) as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Mattersight Shares pursuant to the Offer. On the terms set forth in the Merger Agreement and subject to the Offer Conditions, payment for Mattersight Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Mattersight Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Mattersight Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Mattersight Shares or are unable to accept Mattersight Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Mattersight Shares on our behalf, and such Mattersight Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Mattersight Shares, including by reason of any extension of the Offer or any delay in making such payment for Mattersight Shares.
If any tendered Mattersight Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Mattersight Share Certificates are submitted evidencing more Mattersight Shares than are tendered, Share Certificates evidencing unpurchased Mattersight Shares will be returned, without expense to the tendering stockholder (or, in the case of Mattersight Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 —  “Procedures for Accepting the Offer and Tendering Mattersight Shares,” such Mattersight Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.

3.
Procedures for Accepting the Offer and Tendering Mattersight Shares.

Valid Tenders.   In order for a Mattersight stockholder to validly tender Mattersight Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Mattersight Shares must be received by the Depositary at such address or (ii) such Mattersight Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to one minute after 11:59 p.m., New York Time, on the Expiration Date.
Book-Entry Transfer.   The Depositary will establish an account with respect to the Mattersight Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Mattersight Shares by causing DTC to transfer such Mattersight Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Mattersight Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to one minute after 11:59 p.m., New York Time, on the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary.
Guaranteed Delivery.   If you wish to tender Mattersight Shares pursuant to the Offer and cannot deliver such Mattersight Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Mattersight Shares if all of the following conditions are met:
•
such tender is made by or through an Eligible Institution (as defined below);

•
a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary (as provided below) by the Expiration Date; and

•
the certificates for all such validly tendered Mattersight Shares (or a confirmation of a book-entry transfer of such Mattersight Shares into the Depositary’s account at the book-entry transfer facility), together with a properly completed and duly executed Letter of Transmittal together with any required signature guarantee (or an Agent’s Message) and any other required documents, are received by the Depositary within two (2) Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by overnight courier or mail to the Depositary and must include a guarantee by an Eligible Institution (as defined below) in the form set forth in such Notice. Mattersight Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Mattersight Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary prior to the Expiration Date.
Mattersight stockholders must tender their Mattersight Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.
Guarantee of Signatures.   No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Mattersight Shares) of the Mattersight Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if the Mattersight Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Securities Transfer Agents Medallion Program or any

other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name of a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
Notwithstanding any other provision of this Offer, payment for Mattersight Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of  (i) Share Certificates evidencing such Mattersight Shares or a Book-Entry Confirmation of a book-entry transfer of such Mattersight Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Mattersight Shares are actually received by the Depositary.
The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery of all such documents will be deemed made (and the risk of loss and the title of Share Certificates will pass) only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to one minute after 11:59 p.m., New York Time, on the Expiration Date.
Acceptance and Agreement.   The tender of Mattersight Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Mattersight Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Mattersight Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).
Determination of Validity; Irregularities.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Mattersight Shares will be determined by us, in our sole discretion, and our determination will be final and binding to the fullest extent permitted by law, subject to the rights of holders of Mattersight Shares to challenge such determination in a court of competent jurisdiction. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Mattersight Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Mattersight Shares will be deemed to have been validly made until all defects and irregularities have been waived or cured within such time as Purchaser shall determine. None of NICE, Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding to the fullest extent permitted by law.
Appointment.   By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Mattersight Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Mattersight Shares or other securities or rights issued or issuable in respect of such Mattersight Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Mattersight Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Mattersight Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Mattersight Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Mattersight Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Mattersight stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Mattersight Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Mattersight Shares, Purchaser or its designees must be able to exercise full voting, consent and other rights with respect to such Mattersight Shares and other related securities or rights, including voting at any meeting of Mattersight stockholders.
Information Reporting and Backup Withholding.   Payments made to Mattersight stockholders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, stockholders that are United States persons for U.S. federal income tax purposes that do not otherwise establish an exemption should return a properly completed and executed Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal, certifying that such stockholder is a United States person, that the taxpayer identification number (“TIN”) provided in the IRS Form W-9 is correct, and that such stockholder is not subject to backup withholding. Stockholders that are not United States persons for U.S. federal income tax purposes should submit a properly completed and executed applicable IRS Form W-8, which may be obtained at www.irs.gov, in order to avoid backup withholding. Such stockholders should consult their tax advisors to determine which IRS Form W-8 is appropriate.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a stockholder’s United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.
4.
Withdrawal Rights.

Mattersight Shares tendered pursuant to the Offer may be withdrawn at any time prior to one minute after 11:59 p.m., New York Time, on the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 9, 2018, which is the 60th day after the date of the commencement of the Offer.
For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Mattersight Shares to be withdrawn, the number of Mattersight Shares to be withdrawn and the name of the registered holder of such Mattersight Shares, if different from that of the person who tendered such Mattersight Shares. If Share Certificates evidencing Mattersight Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Mattersight Shares have been tendered for the account of an Eligible Institution. If Mattersight Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Mattersight Shares,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Mattersight Shares.
Withdrawals of Mattersight Shares may not be rescinded. Any Mattersight Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Mattersight Shares may be re-tendered by again following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Mattersight Shares” at any time prior to one minute after 11:59 p.m., New York Time, on the Expiration Date.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding to the fullest extent permitted by law, subject to the rights of holders of Mattersight Shares to challenge such decision in a court of competent jurisdiction. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
5.
Material U.S. Federal Income Tax Consequences.

The following is a general discussion of certain material U.S. federal income tax consequences of the Offer and the Merger to U.S. Holders (as defined below) whose Mattersight Shares are tendered and accepted for payment pursuant to the Offer or whose Mattersight Shares are exchanged for cash pursuant to the Merger. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change and different interpretations, possibly with retroactive effect, and any such change or different interpretation could affect the accuracy of the statements and conclusions set forth in this discussion.
The discussion applies only to U.S. Holders who hold Mattersight Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any foreign, state or local tax consequences of the Offer or the Merger. In addition, this discussion does not address other U.S. federal taxes, including estate, gift and alternative minimum taxes, in addition to income tax. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of his, her or its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, regulated investment companies, real estate investment trusts, S corporations, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, stockholders that are, or hold Mattersight Shares through, partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes, U.S. Holders whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, stockholders holding Mattersight Shares that are part of a straddle, hedging, constructive sale or conversion transaction, stockholders who received Mattersight Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights, or stock appreciation rights, as restricted stock, restricted stock units, performance-based stock units or otherwise as compensation, and holders other than U.S. Holders). Holders of Mattersight Shares should consult their own tax advisors to determine the particular tax consequences to them of the Offer and the Merger, including the applicability and effect of any state, local, foreign or other tax laws.
For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Mattersight Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if  (A) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes.
If a partnership, or another entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Mattersight Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership’s activities. Accordingly, partnerships for U.S. federal income tax purposes that hold Mattersight Shares, and partners in such partnerships, should consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.
The exchange of Mattersight Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges

Mattersight Shares for cash pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Mattersight Shares exchanged. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Mattersight Shares is more than one year. Long-term capital gains of certain non-corporate holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.
If a U.S. Holder acquired different blocks of Mattersight Shares at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period, and thus the amount and character of its gain or loss, separately with respect to each block of Mattersight Shares.
A U.S. Holder who exchanges Mattersight Shares pursuant to the Offer or the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the applicable withholding agent or an exemption applies. See Section 3 — “Procedures for Accepting the Offer and Tendering Mattersight Shares.”
THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER OR THE MERGER. HOLDERS OF MATTERSIGHT SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES, AND CHANGES IN ANY LAWS. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.
6.
Price Range of Mattersight Shares; Dividends.

The Common Shares currently trade on the Nasdaq Global Market under the symbol “MATR”. Mattersight advised Parent that, as of May 7, 2018, there were 33,220,445 Common Shares outstanding, excluding Common Shares held by Mattersight as treasury shares, 1,637,786 Preferred Shares outstanding, 60,000 Common Shares issuable pursuant to options to purchase Common Shares with an exercise price less than the Common Offer Price, 1,313,421 Common Shares subject to unvested Company Restricted Stock Awards, and no Mattersight warrants to purchase Common Shares having a per share exercise price less than the Common Offer Price.
The following table sets forth, for the periods indicated, the high and low sale prices per Common Shares for each quarterly period within the two most recently completed fiscal years of Mattersight as well as the first and second quarter of the current fiscal year through May 9, 2018, in each case as reported on the Nasdaq Global Market, and the quarterly cash dividends declared per Common Share for each such quarterly period.
	High	Low	Cash Dividends Declared
Fiscal Year Ended December 31, 2016
First Quarter	$6.70	$3.85	$—
Second Quarter	$4.38	$3.23	—
Third Quarter	$4.65	$3.50	—
Fourth Quarter	$4.40	$3.00	—
Fiscal Year Ended December 31, 2017
First Quarter	$4.05	$3.30	$—
Second Quarter	$3.70	$2.35	—
Third Quarter	$3.00	$2.10	—
Fourth Quarter	$2.90	$2.40	—
Fiscal Year Ending December 31, 2018
First Quarter	$3.05	$1.93	$—
Second Quarter	$2.65	$1.95	—

On April 25, 2018, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price of Common Shares on the Nasdaq Global Market was $2.15. On May 9, 2018, the last full trading day before the commencement of the Offer, the reported closing sale price of a Mattersight Share on the Nasdaq Global Market was $2.65.
The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, Mattersight will not declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for dividends or other distributions made by any wholly-owned subsidiary of Mattersight to Mattersight or one of its wholly-owned subsidiaries.
The Preferred Shares are not publicly traded and there is no market for the Preferred Shares.
7.
Certain Information Concerning Mattersight.

Except as specifically set forth herein, the information concerning Mattersight contained in this Offer to Purchase has been taken from or is based upon information furnished by Mattersight or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Mattersight’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We do not assume any responsibility for the accuracy or completeness of the information concerning Mattersight, whether furnished by Mattersight or contained in such documents and records, or for any failure by Mattersight to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to us.
General.   Mattersight was incorporated as TSC/ECM Inc. in Delaware on May 11, 1999, and was subsequently renamed eLoyalty Corporation and then Mattersight Corporation. Its principal executive offices are located at 200 W. Madison, Suite 3100, Chicago, Illinois 60606, and its telephone number is (877) 235-6925.
Available Information.   The Common Shares are registered under the Exchange Act. Accordingly, Mattersight is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Mattersight’s directors and officers, their remuneration, stock options, warrants, and restricted stock granted to them, the principal holders of Mattersight’s securities, any material interests of such persons in transactions with Mattersight and other matters is required to be disclosed in proxy statements, the most recent one having been filed with the SEC on April 5, 2018. Such reports, proxy statements and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Mattersight, that file electronically with the SEC.
Mattersight Financial Projections.   In March 2018, Mattersight provided Parent with certain limited long-term financial projections, which are referred to as the February operating plan in Mattersight’s Schedule 14D-9. Additionally, Mattersight’s Board of Directors considered certain limited updated long-term financial projections, which are referred to as the April operating plan in Mattersight’s Schedule 14D-9. The February operating plan and the April operating plan are described in Mattersight’s Schedule 14D-9, which will be filed with the SEC and is being mailed to Mattersight stockholders contemporaneously with this Offer to Purchase.
8.
Certain Information Concerning NICE, Parent, and Purchaser.

General.   NICE was founded on September 28, 1986, as NICE Neptune Intelligent Computer Engineering Ltd., and on October 14, 1991 was renamed NICE-Systems Ltd. On June 6, 2016 NICE was renamed NICE Ltd., which is NICE’s legal and commercial name. NICE is a company limited by shares organized under the laws of the State of Israel. NICE’s principal executive offices are located at 13 Zarchin Street, P.O. Box 690, Ra’anana 4310602, Israel, and its telephone number is +972-9-775-3151.
NICE is a global enterprise software leader providing solutions for the customer engagement and financial crime and compliance markets. NICE’s solutions use advanced omnichannel analytics and automation based on an open cloud platform to improve customer experience as well as prevent financial crime.
NICE’s core mission is to empower organizations to act smarter and respond faster, both to provide superior customer service and to prevent financial crime. NICE’s software is used by customer service organizations of enterprises of all sizes and verticals and by compliance and fraud prevention groups in financial institutions.
With an integrated cloud platform and advanced analytics solutions NICE helps organizations understand their customers, engage their employees and improve their processes. Additionally, NICE helps them predict needs and identify risks to create an excellent customer experience, prevent fraud and ensure compliance. These capabilities are enhanced through the utilization of advanced automation and artificial intelligence capabilities. NICE’s most advanced solutions constantly improve by applying machine learning to cross-industry and cross-organizations data and by offering collective insights.
NICE is at the forefront of two industry transformations; the adoption of cloud platforms by enterprises and the shift by financial institutions to integrated risk management solutions for end-to-end financial crime prevention.
In both cases, NICE’s ability to deeply integrate analytics and automation and apply it across multiple data sources and workflows enables customers to achieve greater effectiveness and efficiency.
Parent is a Delaware corporation formed on April 10, 1989. Parent’s principal executive offices are located at 221 River Street, Hoboken, New Jersey 07030. Parent is a wholly-owned subsidiary of NICE.
Purchaser is a Delaware corporation formed on April 23, 2018 solely for the purpose of effecting the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Purchaser has no assets or liabilities other than the contractual rights and obligations related to the Merger Agreement and the Support Agreement. Upon the completion of the Merger, Purchaser’s separate corporate existence will cease and Mattersight will continue as the Surviving Corporation. Until immediately prior to the time Purchaser accepts for payment Mattersight Shares pursuant to the Offer, it is not anticipated that Purchaser will have any assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Purchaser is a wholly-owned subsidiary of Parent.
The principal executive offices for Purchaser are located at 221 River Street, Hoboken, New Jersey 07030, and the telephone number for their principal executive offices is (551) 256-5000.
The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of NICE, Parent, and Purchaser are listed in Schedule I to this Offer to Purchase.
During the last five years, none of Parent or Purchaser or, to the best knowledge of NICE, Parent, and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.
Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, (i) none of Parent or Purchaser or, to the best knowledge of NICE, Parent, and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Mattersight Shares and (ii) none of Parent or Purchaser or, to the best knowledge of NICE, Parent, and Purchaser, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Mattersight Shares during the past 60 days. Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of NICE, Parent, and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Mattersight (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations).
Except as set forth in this Offer to Purchase, none of Purchaser or Parent or, to the best knowledge of NICE, Parent, and Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with Mattersight or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of NICE, Parent, and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Mattersight or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by NICE, Parent, and Purchaser with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that NICE, Parent, and Purchaser have filed electronically with the SEC.
9.
Source and Amount of Funds.

The Offer and the Merger are not conditioned upon obtaining financing. We do not think our financial condition is relevant to your decision whether to tender Mattersight Shares and accept the Offer because:
•
the Offer is being made for all outstanding Mattersight Shares solely for cash;

•
the Offer and the Merger are not subject to any financing condition;

•
if we consummate the Offer, we will acquire all remaining Mattersight Shares for the same cash price in the Merger as was paid in the Offer (i.e., the Common Offer Price for the Common Shares and the Preferred Offer Price for the Preferred Shares), subject to limited exceptions for Mattersight Shares held by Mattersight stockholders who validly exercise appraisal rights under Section 262 of the DGCL with respect to such Mattersight Shares and Mattersight Shares held by us, Mattersight, or our or Mattersight’s respective subsidiaries; and

•
NICE guarantees Parent and Purchaser’s obligations, including the payment of the Offer Prices, the amounts required to acquire the remaining outstanding Mattersight Shares in the Merger and any amounts payable with respect to the outstanding options, warrants, and restricted stock and has, alone or together with one or more of its affiliates, sufficient funds, and will arrange for Parent and Purchaser to have funds, to make such payments.

The total amount of funds estimated to be required by NICE, Parent, and Purchaser to consummate the Offer and purchase all outstanding Mattersight Shares in the Offer, to fund the Merger, to fund payments in respect of outstanding warrants, outstanding in-the-money stock options and outstanding Restricted Stock of Mattersight, is approximately $103.2 million, excluding related fees and expenses. NICE, Parent, and Purchaser anticipate funding such cash requirements from NICE’s and Parent’s available cash on hand.

10.
Background of the Offer; Past Contacts or Negotiations with Mattersight.

The information set forth below regarding Mattersight not involving Parent or Purchaser was provided by Mattersight, and none of NICE, Parent, Purchaser or any of their affiliates or representatives takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which none of Parent, Purchaser or any of their affiliates or representatives participated.
Background of the Offer and Merger
The following is a description of material contacts between representatives of NICE, Parent or Purchaser with representatives of Mattersight that resulted in the execution of the Merger Agreement. For a review of Mattersight’s additional activities, please refer to Mattersight’s Schedule 14D-9 that will be filed with the SEC and mailed to all Mattersight stockholders. The information set forth below regarding Mattersight not involving Parent, Purchaser or NICE was provided by Mattersight, and none of Parent, Purchaser, NICE or any of their affiliates or representatives takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which none of Parent, Purchaser, NICE or any of their affiliates or representatives participated.
The board of directors of NICE (the “NICE Board”), together with its senior management, regularly evaluates business development opportunities, including strategic acquisitions. Through its senior management and other employees focused on business development, NICE routinely engages in informal discussions with participants in its industry.
On February 2, 2018, NICE was contacted by Union Square Advisors, LLC (“Union Square”), a financial advisor for Mattersight, with respect to the potential interest of NICE in acquiring Mattersight. After discussions between representatives of NICE and Union Square on February 5, 2018, Union Square sent NICE a form non-disclosure agreement. On February 8, 2018, NICE and Mattersight entered into a non-disclosure agreement and Union Square provided NICE access to a due diligence data room.
On February 20, 2018, representatives of Mattersight and NICE held an in-person meeting, which included senior executives from both companies, to discuss a potential acquisition of Mattersight by NICE. On March 1, 2018, NICE’s Chief Executive Officer held an in-person follow-up meeting with Messrs. Kelly Conway, Chief Executive Officer of Mattersight, and David Gustafson, Executive Vice President, Chief Operating Officer, of Mattersight, to the February 20, 2018 meeting between representatives of Mattersight and NICE. Between February 12, 2018 and March 9, 2018, representatives of NICE held eight additional due diligence calls with Mattersight management and representatives of Union Square to evaluate a potential acquisition of Mattersight by NICE.
On March 9, 2018, NICE submitted a non-binding proposal to Union Square indicating a willingness to acquire Mattersight for $3.32 per share of Common Stock and $8.42 per share of Preferred Stock, plus any accrued but unpaid dividends on such Preferred Stock, in each case, in cash, subject to completion of due diligence by NICE, along with a form of exclusivity agreement and a list of issues identified by NICE in its review of the draft Merger Agreement. NICE’s bid materials indicated that it expected to enter into an exclusivity letter with Mattersight ahead of commencing additional work on a potential transaction.
On March 14, 2018, Union Square delivered to NICE a revised draft of NICE’s proposed form of exclusivity agreement and Mattersight’s response to NICE’s issues list on the initial draft of the Merger Agreement.
On March 15, 2018, representatives of NICE and Union Square discussed proposed changes to NICE’s proposal and NICE indicated it would not increase the proposed purchase price and it had not reviewed Mattersight’s response to NICE’s issues list on the initial draft of the Merger Agreement.
On March 16 and 17, 2018, representatives of NICE and Union Square discussed Mattersight’s response to NICE’s issues list on the initial draft of the Merger Agreement and the Board’s focus on speed of execution, certainty of close and purchase price. During these discussions, NICE indicated that it needed additional information to evaluate Mattersight’s request that NICE agree to provide a bridge loan if the transaction did not close within 90 days of signing of the Merger Agreement as a result of failure to obtain approval of the transaction by the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity (“CFIUS”).

On March 17, 2018, representatives of NICE spoke with Mr. David Mullen, the Chief Financial Officer of Mattersight, and representatives of Union Square where NICE indicated that it would consider providing a bridge loan if the CFIUS process extended beyond 90 days from signing of the Merger Agreement but that the amount and terms of the bridge loan would need to be determined in connection with completion of confirmatory financial due diligence. During this discussion, the NICE representatives also indicated that NICE would be willing to further discuss Mattersight’s response to NICE’s issues list on the initial draft of the Merger Agreement in connection with confirmatory due diligence and that NICE expected a definitive response from Mattersight on March 17, 2018 as to whether Mattersight would enter into exclusivity with NICE on its proposed terms.
Later on March 17, 2018, NICE and Mattersight executed an exclusivity agreement providing for an exclusivity period expiring at 5:00 pm Eastern Time on April 15, 2018, subject to a single seven-day extension until 5:00 p.m. Eastern Time on April 22, 2018 if the parties were continuing to negotiate in good faith.
On March 18, 2018, NICE sent Union Square a process memorandum, outlining NICE’s desired timeline and confirmatory due diligence methodology.
Beginning on March 19, 2018, NICE began its confirmatory due diligence.
Between March 19, 2018 and April 18, 2018, NICE continued to conduct due diligence calls and meetings with the Mattersight management team and representatives of Union Square, including two and a half days of in-person sessions with senior management of both companies in attendance at an offsite location from April 9 to April 11, 2018. During such in-person meetings, representatives of NICE and Mr. Mullen discussed Mattersight’s preliminary financial results for the first quarter of 2018, the status of Mattersight’s customer relationship with United HealthCare Services, and how Mattersight expected such matters to impact the February operating plan previously provided to NICE.
On March 27, 2018, NICE provided a revised draft of the Merger Agreement and an initial draft of the Tender and Support Agreement to Mattersight, Cooley LLP (“Cooley”), outside counsel to Mattersight, and Union Square.
On March 30, 2018, Cooley sent revised drafts of the Merger Agreement and Tender and Support Agreement to NICE and Bryan Cave Leighton Paisner LLP (“BCLP”), outside counsel to NICE.
Between March 30, 2018 and April 20, 2018, representatives of NICE, Mattersight, Union Square, BCLP and Cooley participated in telephonic meetings to discuss the drafts of Merger Agreement and the Tender and Support Agreement and exchanged revised drafts of such agreements.
On April 20, 2018, representatives of NICE contacted representatives of Union Square and indicated that based on findings during NICE’s confirmatory due diligence, NICE was decreasing the proposed offer price to $2.70 per share of Common Stock. In discussions with representatives of Union Square, NICE identified multiple issues negatively impacting its internal model of Mattersight’s future performance including, but not limited to, customer attrition and risk, dissolution expense for international subsidiaries, a bookings shortfall in the first quarter of 2018, potential net operating loss impairment, and higher than expected severance expenses. In those discussions, NICE indicated that it had completed its confirmatory diligence across all functions and was prepared to expeditiously move ahead towards signing the Merger Agreement at the lower offer price, but would be unwilling to transact at any price higher than $2.70 per share of Common Stock. Representatives of NICE also indicated to representatives of Union Square that NICE expected a “yes or no” response from Mattersight within 48 hours.
On April 22, 2018, representatives of NICE and Union Square discussed NICE’s revised proposal. During those discussions, representatives of NICE reiterated that NICE would not agree to pay a higher price than that reflected in its revised proposal and communicated that NICE would not agree to a lower termination fee than that described in its last draft of the Merger Agreement. Representatives of NICE also communicated that NICE was amenable to Mattersight’s proposals with respect to setting the outside termination date for the transaction at October 31, 2018 and limiting the number of customer consents that would be required to close the transaction.

In addition, between April 22 and April 25, 2018, representatives of NICE, Mattersight, Union Square, BCLP and Cooley held a series of calls and exchanged drafts of various documents required to be finalized in advance of signing of the Merger Agreement and announcement of the transactions, including the Merger Agreement, communications materials related to announcement of the transactions, employment agreement amendments for five of Mattersight’s employees and a non-competition agreement with Mr. Conway. In addition, during that time period, representatives of Mattersight negotiated a restructuring of financial covenants in Mattersight’s loan and security agreement with CIBC, which was a requirement of NICE in advance of signing of the Merger Agreement.
On April 24, 2018, the Board of Directors of NICE considered the transaction and approved the Merger Agreement and the transactions contemplated thereby and other related matters, subject to satisfactory resolution of a limited number of open items.
On April 25, 2018, NICE, Mattersight, Parent and Purchaser executed and delivered the Merger Agreement and the executive officers, directors and certain affiliated stockholders of Mattersight executed and delivered Tender and Support Agreements to NICE. Also on April 25, 2018, Mattersight and CIBC executed a second amendment to Mattersight’s loan and security agreement with CIBC.
On the morning of April 26, 2018 prior to the opening of trading on the Nasdaq Global Market, each of NICE and Mattersight issued a press release announcing the Offer and the Merger.
On May 10, 2018, Purchaser commenced the Offer.
Past Contacts, Transactions, Negotiations and Agreements
For more information on the Merger Agreement and the other agreements among Mattersight, NICE, Parent, and Purchaser and their respective related parties, see Section 8 — “Certain Information Concerning NICE, Parent, and Purchaser,” Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”
11.
The Merger Agreement; Other Agreements.

Merger Agreement
The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as Exhibit (d)(1) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning NICE, Parent, Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.
The Merger Agreement has been filed with the SEC and incorporated by reference herein to provide investors and stockholders with information regarding its terms of the Offer and the Merger. It is not intended to provide any other factual information about NICE, Parent, Purchaser or the Company. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were (except as expressly set forth therein) solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk among the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in a confidential disclosure letter (the “Company Disclosure Letter”) that was provided by the Company to Parent and Purchaser but is not filed with the SEC as part of the Merger Agreement. Investors and stockholders are not third-party beneficiaries under the Merger Agreement, except with respect to their right to receive the Common Offer Price and Preferred

Offer Price following the Offer Acceptance Time or to receive the Merger Consideration (as defined below). Accordingly, investors and stockholders should not rely on such representations, warranties or covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.
The Offer.   Purchaser’s obligation to accept for payment and pay for Common Shares and Preferred Shares validly tendered in the Offer is subject to the satisfaction of the Offer Conditions that are described in Section 15 — “Conditions of the Offer.” Subject to the satisfaction of the Offer Conditions that are described in Section 15 — “Conditions of the Offer,” the Merger Agreement provides that Purchaser shall, and Parent shall cause Purchaser to, accept for payment and pay for all Common Shares and Preferred Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Date, as it may be extended pursuant to the terms of the Merger Agreement. Acceptance and payment for Common Shares and Preferred Shares pursuant to and subject to the conditions of the Offer shall occur on June 8, 2018, unless we extend the Offer pursuant to the terms of the Merger Agreement.
Purchaser expressly reserves the right in its sole discretion to waive any of the Offer Conditions and to make any change in the terms of the Offer or the Offer Conditions in accordance with the terms of the Merger Agreement. However, the Company’s prior written approval is required for Purchaser to (or for Parent to permit Purchaser to):
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waive the Minimum Condition, the fulfillment of any waiting period applicable to the consummation of the Offer and the Merger under the HSR Act, or the issuance by any Governmental Authority (as defined below) of any law or order that has the effect of making the Offer or the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States;

•
change the form of consideration to be paid in the Offer,

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decrease the Common Offer Price or the Preferred Offer Price or the number of Common Shares or Preferred Shares sought in the Offer,

•
increase the Common Offer Price unless Purchaser also increases the Preferred Offer Price by the same amount,

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extend the Offer, other than in a manner required by the Merger Agreement,

•
impose conditions to the Offer other than the Offer Conditions,

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modify the conditions set forth in the Merger Agreement,

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amend any other term of the Offer or Offer Condition in any manner that is, or would reasonably be expected to be, adverse to the holders of Common Shares or Preferred Shares, or

•
make any change in the terms of the Offer or the Offer Conditions that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.

The Merger Agreement contains provisions to govern the circumstances under which Purchaser is required to extend the Offer. Specifically, the Merger Agreement provides that:
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Purchaser shall extend the Offer for any period required by any law or order, or any rule, regulation, interpretation or position of the SEC or Nasdaq; and

•
in the event that any of the Offer Conditions, including the Minimum Condition or any of the other Offer Conditions, are not satisfied or waived (if permitted under the Merger Agreement) as of any then scheduled Expiration Date, Purchaser shall extend the Offer for successive extension periods of ten (10) business days each (or any longer or shorter period as may be approved in advance by the Company) in order to permit the satisfaction of all Offer Conditions; provided, however, that in no event shall Purchaser be required to extend the Offer on more than two (2) occasions (but may, in its sole discretion, elect to do so) in the event that each Offer Condition

(other than the Minimum Condition) shall have been satisfied or waived (if permitted under the Merger Agreement) as of any then scheduled Expiration Date and the Minimum Condition shall not have been satisfied as of such scheduled Expiration Date.
However, Purchaser is not required to extend the Offer beyond the Extension Deadline and may not extend the Offer beyond the Extension Deadline without the Company’s prior written consent.
Purchaser has agreed that it will terminate the Offer promptly (but in no event more than one (1) business day) after any termination of the Merger Agreement.
The Merger.   The Merger Agreement provides that, following completion of the Offer and upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company, whereupon the separate corporate existence of Purchaser shall cease, and the Company shall continue as the Surviving Corporation in the Merger.
The closing of the Merger shall take place at 10:00 A.M., New York Time, as promptly as practicable following the Offer Acceptance Time or, if the condition that there shall not have been issued by any Governmental Authority any law or order that has the effect of making the Offer or the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States has not been satisfied or waived (to the extent permitted under the Merger Agreement and by applicable law), then no later than the second business day after the condition is satisfied or waived, unless another date, time or place is agreed to in writing by Parent, Purchaser and the Company. The Merger shall become effective at such time as the Certificate of Merger is duly filed with and accepted by the Secretary of State of the State of Delaware or at such other time as Parent, Purchaser and the Company shall agree in writing and shall specify in the Certificate of Merger.
The Merger shall have the effects set forth in the Merger Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall continue in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall continue as the debts, liabilities and duties of the Surviving Corporation.
At the Effective Time, (i) the certificate of incorporation of the Company shall be amended and restated in its entirety to read identically to the certificate of incorporation of the Purchaser, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with its terms and the applicable provisions of the DGCL, and (ii) the bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and the applicable provisions of the DGCL.
Board of Directors and Officers.   Under the Merger Agreement, the directors and officers of Purchaser immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation until their respective successors have been duly elected and qualified.
Effect on Capital Stock at the Effective Time.   Each Common Share and Preferred Share issued and outstanding immediately prior to the Effective Time (other than shares held by the Company as treasury stock or shares held by Parent, Purchaser or any other subsidiary of the Company or Parent, which shall automatically be cancelled and shall cease to exist without consideration, and shares held by a holder who exercises appraisal rights in accordance with Delaware law with respect to such shares) shall be canceled and automatically converted into the right to receive the Common Offer Price or Preferred Offer Price, as applicable (the “Merger Consideration”).
Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.
Treatment of Options and Other Equity-Based Awards.   As of the Effective Time, each outstanding Company Option, whether vested or unvested, shall be cancelled and converted into the right to receive, for the Common Shares underlying such Company Option, an amount in cash, without interest and subject to any withholding taxes required to be withheld by applicable tax laws, equal to the excess, if any, of the Common Offer Price over the applicable exercise price for such share, with the aggregate amount of such payment rounded down to the nearest cent. Any Company Option that has an exercise price per Common Share that is equal to or greater than the Common Offer Price shall be cancelled without consideration.
As of the Effective Time, each outstanding Common Share subject to a Company Restricted Stock Award that is vested as of immediately before the Effective Time shall be cancelled and converted into the right to receive cash in an amount equal to the Common Offer Price.
As of the Effective Time, the Common Shares subject to a Company Restricted Stock Award that is not vested as of immediately before the Effective Time (a “Company Unvested Restricted Stock Award”) and held by a holder thereof holding less, in the aggregate, than 2,000 Common Shares subject to Company Unvested Restricted Stock Awards shall be cancelled and converted into the right to receive cash in an amount equal to the Common Offer Price. In the event that a holder of a Company Unvested Restricted Stock Award holds, in the aggregate, 2,000 or more Common Shares subject to Company Unvested Restricted Stock Awards, then (i) 2,000 Common Shares subject to such Company Unvested Restricted Stock Awards shall be cancelled and converted into the right to receive cash in an amount equal to the Common Offer Price and (ii) the remainder of Common Shares subject to such Company Unvested Restricted Stock Awards shall be assumed by Parent and converted into restricted American Depositary Shares of NICE each representing one NICE ordinary share (pursuant to an exchange ratio based on the average closing sale prices per NICE American Depositary Share for the ten (10) full trading days ended three (3) trading days immediately prior to the Effective Time), subject to substantially the same terms and conditions as were applicable to such Company Unvested Restricted Stock Award immediately before the Effective Time (including vesting conditions).
Company Warrants.   Immediately prior to the Closing, each warrant to purchase Common Shares (a “Company Warrant”) that is unexercised shall be cancelled and represent the right to receive, for the Common Shares subject to such Company Warrant immediately prior to the Effective Time, an amount in cash (without interest thereon and subject to any withholding taxes required to be withheld by applicable tax laws) equal to the amount by which the Common Offer Price exceeds the per share exercise price of such Company Warrant; provided, however, that any such Company Warrant with respect to which the applicable exercise price per share of Company Stock is equal to or greater than the Common Offer Price shall be cancelled without consideration.
Employee Stock Purchase Plan.   The Company shall terminate its Employee Stock Purchase Plan (the “Company ESPP”) effective as of no later than immediately preceding the Effective Time, and shall adopt resolutions with respect to the Company ESPP to provide that (i) no offering period will be commenced after the date of the Merger Agreement, (ii) any offering period that is in effect as of the date of the Merger Agreement shall be terminated effective as of the last day of the purchase period that is in effect as of the date of the Merger Agreement or, if earlier, immediately prior to the Effective Time, (iii) all outstanding purchase rights under the Company ESPP shall automatically be exercised, in accordance with the terms of the Company ESPP, immediately prior to the Effective Time (the “Final Purchase”), (iv) the Company ESPP shall terminate with such Final Purchase and no further purchase rights shall be granted under the Company ESPP thereafter, (v) each individual participating in the Company ESPP shall not be permitted (x) to increase the amount of his or her rate of payroll contributions thereunder from the rate in effect on the date of the Merger Agreement, or (y) to make separate non-payroll contributions to the Company ESPP on or following the date of the Merger Agreement, and (vi) no individual who is not participating in the Company ESPP as of the date of the Merger Agreement may commence participation in the Company ESPP following the date of the Merger Agreement. All Common Shares purchased in the Final Purchase shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of the Merger Agreement.
Exchange and Payment.   Prior to the Offer Acceptance Time, Parent shall select a bank or trust company to act as Depositary for the Offer, and to act as payment agent for the Merger (the “Payment Agent”). Promptly after (and in any event no later than the third (3rd) business day after) the Offer Acceptance Time, Parent shall deposit (or cause to be deposited) with the Depositary, for payment to the holders of Common Shares and Preferred Shares, the Common Offer Price or the Preferred Offer Price, as

applicable, to which such holders become entitled under the Offer. At the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to (i) the holders of Common Shares and Preferred Shares, as applicable, the Merger Consideration to which such holders become entitled under the Merger; and (ii) to the holders of Company Warrants, the consideration to which such holders become entitled under the Merger.
Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of  (A) (1) a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding Common Shares or Preferred Shares and (2) book-entry security entitlements to, or other uncertificated shares of, Common Shares and Preferred Shares (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration; and (B) of a Company Warrant converted into the right to receive the consideration to which such holders become entitled under the Merger, (x) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and/or (y) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares, as applicable, in exchange for the Merger Consideration payable in respect thereof  (including instructions for providing to the Payment Agent a properly executed IRS Form W-9 or appropriate IRS Form W-8).
Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by Parent or the Payment Agent, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash (less any applicable withholding taxes required to be withheld by applicable tax laws) equal to the applicable Merger Consideration for the Common Shares or Preferred Shares formerly represented by such Certificates that was converted into the right to receive the Merger Consideration, and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an Agent’s Message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash (less any applicable withholding taxes required to be withheld by applicable tax laws equal to the applicable Merger Consideration for the Common Shares or Preferred Shares formerly represented by such holder’s transferred Uncertificated Shares that was converted into the right to receive the Merger Consideration, and the transferred Uncertificated Shares so surrendered shall forthwith be canceled.
Upon delivery of a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, to the Payment Agent or to such other agent or agents as may be appointed by Parent, the holders of Company Warrants shall be entitled to receive in exchange for each Company Warrant the consideration to which such holders become entitled under the Merger.
No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares.
Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates, Uncertificated Shares or Company Warrants on the date that is twelve (12) months after the Effective Time shall be delivered by the Payment Agent to Parent upon demand, and any holders of Common Shares or Preferred Shares or Company Warrants that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates, Uncertificated Shares or Company Warrants, as applicable, representing such Common Shares, Preferred Shares or Company Warrants, as applicable, for exchange shall thereafter look solely to Parent (subject to abandoned property, escheat or other similar laws), as general creditors thereof, for any claim to the applicable Merger Consideration or other consideration to which such holders may be entitled to under the Merger.
Dissenting Company Shares.   Notwithstanding anything to the contrary set forth in the Merger Agreement, Dissenting Company Shares shall not be converted into, or represent the right to receive, the Merger Consideration, but shall be entitled only to such rights as are granted by the DGCL to a holder of

Dissenting Company Shares. The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware law and received by the Company in respect of Dissenting Company Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to demands for appraisal under Delaware law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares, or agree to do any of the foregoing. Any portion of the aggregate Merger Consideration paid to the Payment Agent to pay for Common Shares or Preferred Shares that have become Dissenting Company Shares shall be returned to Parent upon demand.
Representations and Warranties.   The Merger Agreement contains customary representations and warranties made by the Company that are subject, in some cases, to specific exceptions and qualifications contained in the Merger Agreement, the Company’s SEC filings, and the matters contained in the Company Disclosure Letter delivered by the Company to Parent and Purchaser in connection with the Merger Agreement. These representations and warranties relate to, among other things:
•
corporate matters, such as organization, standing, corporate power and enforceability;

•
no stockholder vote being required;

•
required consents and approvals, and no violations of organizational documents, contracts or applicable law as a result of the Offer or Merger;

•
required governmental approvals;

•
capitalization;

•
subsidiaries;

•
SEC filings and financial statements;

•
absence of undisclosed liabilities;

•
absence of certain changes or events in the business of the Company since December 31, 2017 and through the date of the Merger Agreement;

•
material contracts;

•
real property and personal property matters;

•
intellectual property and data privacy matters;

•
taxes;

•
employees and employee benefit plans, including ERISA and certain related matters;

•
permits, licenses and compliance with laws;

•
environmental matters;

•
absence of litigation;

•
insurance;

•
related party transactions;

•
brokers’ fees and expenses;

•
opinion of its financial advisor;

•
state anti-takeover statutes;

•
accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9;

•
indebtedness and dividends; and

•
material customers and suppliers.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (“Changes”), individually or in the aggregate, and taken together with all other Changes, that (a) has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (b) would, or would reasonably be expected to, prevent, materially impair or materially delay the ability of the Company to consummate the Offer or the Merger; provided, however, that in the case of clause (a), no Change (by itself or when aggregated or taken together with any and all other Changes) to the extent resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:
(i)
general economic conditions (or Changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii)
general conditions (or Changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) Changes in interest rates in the United States or any other country or region in the world and Changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii)
general conditions (or Changes in such conditions) in the industries in which the Company and its subsidiaries conduct business;

(iv)
general political conditions (or Changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v)
earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi)
Changes after the date of the Merger Agreement in law or other legal or regulatory conditions (or the interpretation thereof) or Changes after the date of the Merger Agreement in generally accepted accounting principles as applied in the United States (“GAAP”) or other accounting standards (or the interpretation thereof);

(vii)
the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated thereby, including (A) the identity of Parent, (B) the loss or departure of officers or other employees of the Company or any of its subsidiaries, (C) the termination or potential termination of  (or the failure or potential failure to renew or enter into) any contracts with suppliers of the Company or any of its subsidiaries, and (D) any other negative development (or potential negative development) in the Company’s or any of its subsidiaries’ relationships with any of its suppliers, but excluding (1) the termination or potential termination of  (or the failure or potential failure to renew or enter into) any contracts with customers, distributors or other business partners (other than suppliers) of the Company or any of its subsidiaries, and (2) any other negative development (or potential negative development) in the Company’s or any of its subsidiaries’ relationships with any of its customers, distributors or other business partners (other than suppliers);

(viii)
any actions taken or failure to take action, in each case to which Parent has in writing expressly approved, consented to or requested, or compliance with the express terms of, or the taking of any action expressly required or contemplated by, the Merger Agreement, or the failure to take any action expressly prohibited by the Merger Agreement to the extent Parent unreasonably fails to give its consent thereto after a written request therefor pursuant to interim conduct of business provisions in the Merger Agreement;

(ix)
Changes in the per share price of the Common Shares or the trading volume of the Common Shares, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself  (but not, in each case, the underlying cause of such Changes or failures, unless such Changes or failures would otherwise be excepted from this definition); and

(x)
any litigation made or brought by any of the stockholders of the Company (on their own behalf) against the Company arising out of the Offer or the Merger,

except to the extent any such Change described in clauses (i) through (vi) above has a disproportionately adverse effect on the Company and its subsidiaries, taken as a whole, in comparison to other companies that operate in the industries in which the Company and its subsidiaries primarily operate.
The Merger Agreement also contains customary representations and warranties made by Parent and Purchaser that are subject to specified exceptions and qualifications contained in the Merger Agreement. The representations and warranties of Parent and Purchaser to the Company under the Merger Agreement, relate to, among other things:
•
corporate matters, such as organization, standing, corporate power and enforceability;

•
required consents and approvals, and no violations of organizational documents, contracts or applicable law as a result of the Offer or Merger;

•
required governmental approvals;

•
absence of litigation;

•
accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9;

•
ownership of capital stock of the Company;

•
absence of stockholder and management arrangements;

•
brokers’ fees and expenses;

•
operations of Purchaser; and

•
sufficiency of funds to consummate the Offer and the Merger.

Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to “materiality” or the ability to consummate the transactions contemplated by the Merger Agreement.
The representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any schedule, instrument or other document delivered pursuant to the Merger Agreement will terminate as of the Effective Time and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.
Interim Conduct of Business.   The Company has agreed that, between the date of the Merger Agreement and the Effective Time, except as expressly contemplated by the Merger Agreement, as set forth in the Company Disclosure Letter, or as approved by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company and each of its subsidiaries shall carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Merger Agreement, and shall use its commercially reasonable efforts, consistent with past practices and policies, to (i) preserve intact in all material respects their business, assets and technology and (ii) keep available the services of the current officers, employees and consultants of the Company and each of its subsidiaries, maintain in effect all of their material permits and preserve the current relationships of the Company and each of its subsidiaries with customers, suppliers and other persons whom the Company or any of its subsidiaries has significant business relations.

The Company has further agreed that, between the date of the Merger Agreement and the Effective Time, except as expressly contemplated by the Merger Agreement, as set forth in the Company Disclosure Letter, or as approved by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its subsidiaries to:
•
amend its certificate of incorporation or bylaws or comparable organizational documents, including the Company’s certificate of designation;

•
issue, sell, deliver, pledge, dispose of or encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, equity bonuses or otherwise) any securities of the Company or any of its subsidiaries, except for (A) the issuance and sale of Common Shares upon the exercise of Company Options outstanding as of the date of the Merger Agreement in accordance with the terms thereof as in effect as of the date of the Merger Agreement, (B) the issuance of Common Shares upon the vesting or settlement of Company Restricted Stock Awards outstanding as of the date of the Merger Agreement in accordance with the terms thereof as in effect as of the date of the Merger Agreement, (C) the issuance of Common Shares pursuant to the Company ESPP in accordance with its terms in effect as of the date of the Merger Agreement, and subject to the provision in the Merger Agreement governing the Company ESPP, (D) the issuance of Common Shares issuable upon the conversion of any Preferred Shares outstanding as of the date of the Merger Agreement in accordance with the terms thereof as in effect as of the date of the Merger Agreement, and (E) issuance of Common Shares upon the exercise of Company Warrants outstanding as of the date of the Merger Agreement in accordance with the terms thereof as in effect as of the date of the Merger Agreement;

•
directly or indirectly repurchase or redeem any securities of the Company or any of its subsidiaries, except (A) upon forfeiture or repurchases of such securities pursuant to the terms and conditions of Company Options or Company Restricted Stock Awards outstanding as of the date of the Merger Agreement in accordance with the terms thereof as in effect as of the date of the Merger Agreement or (B) in connection with tax withholdings and net exercise price settlements, as applicable, upon the exercise of Company Options or Company Warrants or upon the vesting of Company Restricted Stock Awards outstanding as of the date of the Merger Agreement in accordance with the terms thereof as in effect as of the date of the Merger Agreement;

•
(A) split, combine, subdivide or reclassify any shares of capital stock or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for dividends or other distributions made by any wholly-owned subsidiary of the Company to the Company or one of its wholly-owned subsidiaries;

•
adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•
(A) incur or assume any long-term or short-term indebtedness, or amend or modify in any material respect or prepay or refinance any indebtedness, or issue any debt securities, except for (1) debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date of the Merger Agreement, in accordance with the terms and subject to the limitations thereof in effect on the date of the Merger Agreement, (2) loans or advances between the Company and any of its subsidiaries, or between any of the Company’s subsidiaries and (3) debt of not more than $100,000 in the aggregate incurred in the ordinary course of business in connection with equipment leases, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (C) mortgage or pledge any of the Company’s or its subsidiaries’ assets, tangible or intangible, or create or suffer to exist any lien thereupon in excess of  $100,000 in the aggregate, in each case, other than certain permitted liens, or (D) amend, supplement, modify, cancel, release or assign any indebtedness of any person owed to the Company or any of its subsidiaries;

•
except as may be required by applicable law or the terms of any Company benefit plan or contract as in effect on the date of the Merger Agreement and made available to Parent, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any member of the Board of Directors of the Company (the “Company Board”) or officer or any employee or independent contractor in any manner, (B) increase the salary, bonus or other compensation or benefits payable or to become payable to any member of the Company Board or officer, employee or independent contractor, (C) grant any new type of compensation or benefits not previously provided to any member of the Company Board or officer, employee or independent contractor, or (D) grant or pay, or agree to grant or pay, or increase or modify, or agree to increase or modify, any severance, change in control, retention, or termination pay, or any equity bonus, special bonus or special remuneration, to any member of the Company Board or any officer, employee or independent contractor;

•
hire, promote or terminate the employment or services of  (other than for cause) any officer, employee or independent contractor of the Company;

•
enter into any collective bargaining agreement, neutrality agreement or other labor agreement with any labor organization or works council;

•
settle any pending or threatened any action, lawsuit, litigation, investigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority, and any other analogous arbitration, mediation or other proceeding (“Legal Proceeding”), except for the settlement of any Legal Proceedings that (A) are fully reflected or reserved against in the balance sheet of the Company at December 31, 2017 or (B) do not include any obligation other than the payment of money, which do not exceed $100,000, individually or in the aggregate and which are paid in full prior to the Effective Time, in each case provided that such settlement provides for a complete release of the Company and its subsidiaries for all claims and does not involve the admission of wrongdoing by the Company or any of its subsidiaries;

•
except as may be required as a result of a Change in applicable law or in GAAP, make any Change in any of the accounting principles or practices used by it;

•
(A) make or Change any tax election or tax accounting method (provided that the Company shall not make the election permitted by Section 965(h) of the Code to pay any tax liability arising under Code Section 965 in installments), (B) settle or compromise any claim, investigation, audit or controversy in respect of any tax liability, (C) file any amendment to any tax return (provided that Parent will not unreasonably withhold, condition or delay its consent to such a filing), (D) enter into any closing agreement relating to any tax, (E) surrender any right to claim a tax refund or (F) consent to any extension or waiver of any limitation period with respect to any claim or assessment for taxes (other than (1) pursuant to extensions of time to file a tax return obtained in the ordinary course of business or (2) pursuant to an extension granted in the ordinary course of business in connection with an audit of taxes to prevent the assessment or collection of a tax);

•
(A) acquire (by merger, consolidation or acquisition of stock or assets) any other person (other than the Company or any of its subsidiaries) or any equity interest therein, (B) other than non-exclusive licenses of intellectual property to its customers in the ordinary course of business, sell, lease, transfer, license, assign or otherwise dispose of any properties or assets of the Company or its subsidiaries having a value in excess of  $100,000 individually or in the aggregate (other than to the Company or any of its subsidiaries), or (C) make any loans or advances to any other person (other than the Company or any of its subsidiaries), except for travel or business expense advances in the ordinary course of business consistent with past practice to employees of the Company or any of its subsidiaries or members of the Company Board;

•
(A) enter into or amend in any material respect any material contract, or any contract which if entered into prior to the date of the Merger Agreement would be a material contract, other than entry into any material contract (or any contract which if entered into prior to the date of the Merger Agreement would be a material contract) with customers in the ordinary course of business consistent with past practice, or (B) terminate, or fail to exercise an expiring renewal option or grant a waiver of a material provision under, any material contract;
•
make any capital expenditures, individually or in the aggregate, in excess of  $100,000, other than equipment purchases or leases, of not more than $100,000 in the aggregate, reasonably necessary to provide services under its contracts with its customers;

•
waive, release or assign any rights or claims or make any payment, directly or indirectly, of any liability of the Company or any of its subsidiaries having a value in excess of  $100,000 individually or in the aggregate, before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice;

•
other than non-exclusive licenses of intellectual property to its customers in the ordinary course of business, sell, transfer or license or sublicense any rights in any intellectual property owned by or licensed to the Company or any subsidiary of the Company or, with respect to any intellectual property rights of the Company or any of its subsidiaries or any patent or pending patent application that the Company prosecutes or maintains or has the authority to prosecute or maintain, allow or otherwise permit any such intellectual property to become abandoned or otherwise fail to maintain any such intellectual property;

•
(A) acquire any interest in real property or (B) amend, modify or terminate any existing lease of the Company or enter into any new lease or sublease for any real property;

•
create any subsidiary of the Company or any of its subsidiaries;

•
enter into any new line of business, or form or commence the operations of any joint venture;

•
amend in a manner that adversely impacts the ability to conduct the Company’s or its subsidiaries’ business, terminate or allow to lapse, in each case, any material permits of the Company or its subsidiaries;

•
materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies without replacing such policy with substantially comparable coverage; or

•
enter into a contract, or otherwise resolve or agree in any legally binding manner, to take any of the actions prohibited by the above items.

No Solicitation.   The Company and its subsidiaries shall:
•
immediately cease and terminate any and all existing discussions or negotiations with any persons (other than Parent, Purchaser or any designees of Parent or Purchaser) conducted by the Company, its subsidiaries or their Representatives with respect to any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

•
immediately terminate access by any third party to any physical or electronic data room or other access to data or information of the Company, in each case relating to or in connection with any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; and

•
promptly following the date of the Merger Agreement request that all non-public information previously provided by or on behalf of the Company or any of its subsidiaries to any such persons be returned or destroyed in accordance with the applicable Acceptable Confidentiality Agreement.

Except as described below, until the earlier to occur of the Effective Time or the termination of the Merger Agreement, the Company shall not, and the Company shall cause its subsidiaries not to, and the Company shall direct and use its reasonable best efforts to cause its and its subsidiaries’ directors, officers and other employees, affiliates, investment bankers, attorneys, auditors, accountants and other authorized agents and representatives retained by any of them (collectively, “Representatives”) not to, directly or indirectly:

•
solicit, initiate or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiry, proposal or offer that constitutes, or that could reasonably be expected to lead to, an Acquisition Proposal;

•
furnish to any person (other than Parent, Purchaser or any Representatives or designees of Parent or Purchaser) any non-public information relating to the Company or any of its subsidiaries, or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries, in each such case, in connection with an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

•
participate or engage in discussions or negotiations with any person (other than Parent, Purchaser or any designees of Parent or Purchaser) with respect to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

•
enter into any letter of intent, agreement in principle or contract contemplating or otherwise relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement) or enter into any contract requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement;

•
approve, support, adopt or recommend any Acquisition Proposal; or

•
resolve or agree to do any of the foregoing.

Notwithstanding the above limitations, if prior to the Offer Acceptance Time the Company receives a bona fide written and unsolicited Acquisition Proposal from a person that did not result from a breach of the no solicitation provisions of the Merger Agreement and that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) either constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company shall notify Parent in writing of such determination promptly after the Company Board makes such determination (and in any event within 24 hours after making such determination), and the Company Board may, directly or indirectly through the Company’s Representatives:
(i)
participate or engage in discussions or negotiations with such person;

(ii)
furnish to such person any non-public information relating to the Company or any of its subsidiaries and/or afford such person access to the business, properties, assets, books, records or other non-public information, or the personnel, of the Company or any of its subsidiaries, in each case pursuant to an Acceptable Confidentiality Agreement; provided that contemporaneously with furnishing any non-public information to such person, the Company furnishes such non-public information to Parent to the extent such information has not been previously furnished by the Company to Parent; and/or

(iii)
encourage, facilitate or assist any such Acquisition Proposal,

so long as (A) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties and (B) the Company gives Parent written notice of the identity of such person and the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof) and of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such person.
The Company shall promptly (and in any event within 24 hours) notify Parent of the Company’s or any of its Representatives’ receipt of any Acquisition Proposal, any request for information, discussion or negotiation or for access to the business, properties, assets, books, records or other information, or the personnel, of the Company or any of its subsidiaries that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry, proposal or offer with respect to, or which could reasonably be expected to lead to, any Acquisition Proposal, in each case which notification shall include the material terms and conditions of such Acquisition Proposal, request or inquiry (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof), and the identity of the person or group making any such Acquisition Proposal, request or inquiry. The Company shall keep Parent reasonably informed on a reasonably current basis of the status and terms of, and any material developments, discussions or negotiations regarding, any such Acquisition Proposal, request or inquiry (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation relating thereto that is exchanged between such person (or its Representatives) making such Acquisition Proposal, request or inquiry and the Company (or its Representatives) within 24 hours after receipt thereof.
The Company agrees to enforce, and neither the Company nor any of its subsidiaries shall terminate, amend, modify or waive any rights under, or release any person (other than Parent and Purchaser) from, any “standstill” or other similar agreement between the Company or any of its subsidiaries, on the one hand, and such person, on the other, unless the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties.
“Acceptable Confidentiality Agreement” means a confidentiality agreement that is either (i) in effect as of the execution and delivery of the Merger Agreement relating to a potential acquisition of, or business combination with, the Company or (ii) executed, delivered and effective after the execution, delivery and effectiveness of the Merger Agreement, in either case, containing provisions that require any counterparty thereto (and any of its Representatives described therein) that receive material non-public information of or with respect to the Company to keep such information confidential; provided that such confidentiality provisions are no less restrictive in the aggregate to such counterparty (and any of its Representatives described therein) than the terms of the a Non-Disclosure Agreement, dated February 8, 2018, by and between Parent and the Company (as amended, the “Confidentiality Agreement”). Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” need not contain any “standstill” or other similar provisions.
“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Purchaser) to engage in an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving: (i) any direct or indirect purchase or other acquisition by any person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other person(s), of Common Shares and/or Preferred Shares of the Company representing more than fifteen percent (15%) of the Common Shares and Preferred Shares (on an as-if converted to Common Shares basis) outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such person or “group” beneficially owning more than fifteen percent (15%) of the Common Shares and Preferred Shares (on an as-if converted to Common Shares basis) outstanding after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase or other acquisition by any person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than fifteen percent (15%) of the consolidated assets of the Company and its subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition); (iii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company pursuant to which any person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold Common Shares and/or Preferred Shares representing more than fifteen percent (15%) of the Common Shares and Preferred Shares (on an as-if converted to Common Shares basis) outstanding after giving effect to the consummation of such transaction; (iv) a liquidation, dissolution, extraordinary dividend or other winding up of the Company; or (v) any combination of the foregoing.
“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal for an Acquisition Transaction, which did not result from a breach by the Company of the no solicitation provisions in the

Merger Agreement, on terms that the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all relevant legal, financial and regulatory aspects of such Acquisition Proposal and the likelihood of consummation of such Acquisition Transaction, (i) would be more favorable to the stockholders of the Company (in their capacity as such) than the Offer and the Merger (including any revisions to the terms of the Merger Agreement proposed by Parent in writing prior to the time of such determination) and (ii) is reasonably likely of being completed on the terms proposed on a timely basis; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “more than fifteen percent (15%)” in the definition of  “Acquisition Transaction” shall be deemed to be references to “a majority.”
Company Board Recommendation.   Subject to the provisions described below, neither the Company Board nor any committee thereof shall (i) withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Purchaser, or publicly propose to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Purchaser, the Company Board’s recommendation that stockholders of the Company accept the Offer and tender their Common Shares and Preferred Shares to Purchaser pursuant to the Offer (the “Company Board Recommendation”), or fail to include the Company Board Recommendation in the Schedule 14D-9, (ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, an Acquisition Proposal, (iii) fail to recommend against acceptance of any third party tender offer or exchange offer for the Common Shares and/or Preferred Shares within ten (10) business days after commencement of such offer, (iv) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any subsidiary of the Company to execute, or enter into, any agreement, arrangement or understanding, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to no solicitation provision in the Merger Agreement) or (v) resolve to take any action described in the foregoing clauses (i) through (iv) (each of clauses (i) through (v) being referred to as a “Company Board Recommendation Change”).
Notwithstanding anything in the Merger Agreement to the contrary, at any time prior to the Offer Acceptance Time, the Company Board may effect a Company Board Recommendation Change if the Company Board shall have determined in good faith (after consultation with outside legal counsel) that the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties, if and only if:
(i)
the Company shall have received a Superior Proposal that is first made after the date of the Merger Agreement and did not result from a breach of the no solicitation provision or the Company Board Recommendation provision of the Merger Agreement, in which case the Company Board may effect a Company Board Recommendation Change if and only if: (A) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties; (B) the Company shall have notified Parent in writing of the Superior Proposal, including the material terms and conditions of, and the identity of the person making, such Superior Proposal and a copy of the form of any related agreements (a “Superior Proposal Notice”); (C) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of the Merger Agreement during the period beginning at 5:00 p.m. Central Time on the day of delivery by the Company to Parent of such Superior Proposal Notice and ending at 5:00 p.m. Central Time on the fourth business day following the day of such delivery so that the Acquisition Proposal that is the subject of the foregoing notice is no longer a Superior Proposal (it being understood and agreed that with respect to any amendment to the financial terms or any other material amendment to any Acquisition Proposal that is the subject of a previously delivered Superior Proposal Notice, the Company shall have given Parent another notice based on such Acquisition Proposal, as so amended (a “Proposal Amendment Notice”), and shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of the Merger Agreement during the period beginning at 5:00 p.m. Central Time on the day of delivery by the Company to Parent of such Proposal Amendment Notice and ending at 5:00 p.m. Central Time on the third business day following the day of such delivery), and to the extent requested by Parent the Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent in good faith to make such adjustments to the terms and conditions of the Merger Agreement as would enable the Company Board to maintain the Company Board Recommendation and not make a Company Board Recommendation Change; and (D) if Parent shall have delivered to the Company during such four business day period (or three business day period with respect to a Proposal Amendment Notice, if applicable in accordance with clause (C) above) a written, binding and irrevocable offer to modify the terms of the Merger Agreement (which is set forth in a definitive written amendment to the Merger Agreement executed by Parent and Purchaser and delivered to the Company), the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), after considering the terms of such offer by Parent, that the Superior Proposal giving rise to such Superior Proposal Notice (or Proposal Amendment Notice) continues to be a Superior Proposal; or
(ii)
there occurs a Change that is material to the Company and its subsidiaries, taken as a whole, that (i) was not known to, or reasonably foreseeable by, the Company Board as of or prior to the date of the Merger Agreement (or if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of or prior to the date of the Merger Agreement), and (ii) does not involve or relate to (x) the receipt, existence or terms of an Acquisition Proposal or (y) any changes in the market price or trading volume of Common Shares, in and of itself  (it being understood that any Change giving rise or contributing to such change may be taken into account) (an “Intervening Event”), in which case the Company Board may effect a Company Board Recommendation Change if and only if: (A) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that the failure to make a Company Board Recommendation Change in light of such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties; (B) the Company shall have notified Parent in writing of such Intervening Event, including a reasonable description of the facts underlying such Intervening Event (an “Intervening Event Notice”); (C) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of the Merger Agreement during the period beginning at 5:00 p.m. Central Time on the day of delivery by the Company to Parent of such Intervening Event Notice and ending at 5:00 p.m. Central Time on the fourth business day following the day of such delivery (it being understood and agreed that with respect to any material change to the facts and circumstances relating to any Intervening Event that is the subject of a previously delivered Intervening Event Notice, the Company shall have given Parent another notice based on such Intervening Event, and shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of the Merger Agreement during the period beginning at 5:00 p.m. Central Time on the day of delivery by the Company to Parent of such new Intervening Event Notice and ending at 5:00 p.m. Central Time on the third business day following the day of such delivery), and to the extent requested by Parent, the Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent in good faith to make such adjustments to the terms and conditions of the Merger Agreement as would enable the company Board to maintain the Company Board Recommendation and not make a Company Board Recommendation Change; and (D) if Parent shall have delivered to the Company during such four business day period (or three business day period with respect to a new Intervening Event Notice, if applicable in accordance with clause (C) above) a written, binding and irrevocable offer to modify the terms of the Merger Agreement (which is set forth in a definitive written amendment to the Merger Agreement executed by Parent and Purchaser and delivered to the Company), the Company Board shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of such offer by Parent, that the failure to make a Company Board Recommendation Change in light of such Intervening Event would still reasonably be expected to be inconsistent with its fiduciary duties.

Notwithstanding anything to the contrary in the Merger Agreement, nothing shall prohibit the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the stockholders of the Company that the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties; provided that, in either such case, any such statements or disclosures made by the Company Board will be subject to the terms and conditions of the Merger Agreement.
Access.   At all times from the execution and delivery of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company shall afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and its subsidiaries, and shall furnish Parent with such financial, operating and other data and information relating to the Company and its subsidiaries as Parent may reasonably request. Any such access shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its subsidiaries. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any such access.
Notwithstanding the foregoing, the Company may restrict or otherwise prohibit access to any documents or information to the extent that the Company or its outside legal counsel reasonably determines that (a) any applicable law requires the Company to restrict or otherwise prohibit access to such documents or information, or (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable law or waive such a privilege.
Efforts to Consummate the Offer and the Merger; Regulatory Approvals.   Upon the terms and subject to the conditions set forth in the Merger Agreement, each of Parent and Purchaser, on the one hand, and (subject to the Company’s rights under the Company Board Recommendation provisions of the Merger Agreement) the Company, on the other hand, shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties thereto in doing, all things reasonably necessary, proper or advisable under applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to:
•
cause the Offer Conditions to be satisfied and cause the conditions to the Merger to be satisfied;

•
obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities that are necessary to consummate the Offer and the Merger and the other transactions contemplated by the Merger Agreement; and

•
obtain all necessary or appropriate consents, waivers and approvals under any material contracts to which the Company or any of its subsidiaries is a party in connection with the Merger Agreement and the consummation of the transactions contemplated thereby, in form and substance reasonably satisfactory to Parent, so as to maintain and preserve the benefits under such material contracts following the consummation of the transactions contemplated by the Merger Agreement. However, each of Parent, Purchaser and the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any person under any contract.

Each of Parent and Purchaser (and their respective affiliates, if applicable), on the one hand, and the Company, on the other hand, agreed to file with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) a Notification and Report Form relating to the Merger Agreement and the transactions contemplated thereby as required by the HSR Act as soon as practicable after the date of the Merger Agreement, but in no event later than five (5) business days following the execution and delivery of the Merger Agreement. Parent and the Company each agreed to request early termination of the waiting period provided for in the HSR Act. Such Notification and Report Form has been filed. See Section 16 — “Certain Legal Matters; Regulatory Approvals — Compliance with the HSR Act.” Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings and in connection with resolving any investigation or other inquiry of any Governmental Authority under any applicable laws or orders with respect to any such filing, (ii) supply outside counsel for the other party with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or any other Governmental Authority, and (iv) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties to the Merger Agreement in doing, all things necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or other antitrust laws as soon as practicable, to obtain any required consents under any other laws applicable to the Offer and/or the Merger as soon as practicable, and to avoid any impediment to the consummation of the Offer or the Merger under any applicable laws or orders, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ, or any other Governmental Authority (except CFIUS) or person may assert under any applicable laws or orders with respect to the Offer and/or the Merger.
Each party shall, and shall cause its affiliates to, use its reasonable best efforts to obtain clearance from the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity. Notwithstanding anything to the contrary contained in the Merger Agreement, such reasonable best efforts shall include promptly making any draft filing required in connection with the CFIUS clearance in accordance with the Section 721 of the Defense Production Act of 1950, as amended (“DPA”), promptly making any final filing in connection with the CFIUS clearance and in accordance with the DPA after receipt of confirmation that CFIUS has no further comment to the draft filing, and providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated by the Merger Agreement within the timeframes set forth in the DPA, unless CFIUS agrees in writing to an extension of such timeframes. With respect to Parent, such reasonable best efforts shall also include agreeing to any commercially reasonable condition, restriction or other action required by CFIUS in order to obtain CFIUS clearance. Notwithstanding the foregoing or anything to the contrary contained in the Merger Agreement, in the event that CFIUS notifies Parent and the Company that CFIUS (i) has completed its review or investigation and determined it has unresolved national security concerns and (ii) intends to send a report to the President of the United States requesting the President’s decision because it either (A) recommends that the President act to suspend or prohibit the Merger, (B) is unable to reach a decision on whether to recommend that the President suspend or prohibit the Merger, or (C) requests that the President make a determination with regard to the Merger (a “CFIUS Turndown”), Parent may request a withdrawal of the notice filed with CFIUS in connection with the CFIUS clearance and neither Parent, Purchaser nor the Company shall have any further obligation to seek CFIUS clearance.
Each of Parent and Purchaser (and their respective affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by the Merger Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to the Merger Agreement or the transactions contemplated thereby, including any proceedings initiated by a private party. If any party to the Merger Agreement or affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by the Merger Agreement pursuant to the HSR Act or any other applicable laws with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request; provided, however, Parent shall not have an obligation to respond or comply if the FTC or the DOJ issues a request for additional information or documentary material under 15 U.S.C. Section 18a(e) (a “Second Request”) in connection with the transactions contemplated by the Merger Agreement; provided, further, that Parent shall notify the Company in writing within five (5) business days of receiving a Second Request whether Parent elects to respond and comply with a Second Request (a “Second Request Notification”) and, to the extent Parent fails to deliver such Second Request Notification within such five (5) business day period, a Second Request Notification indicating that Parent has elected not to respond and comply with such Second Request shall be deemed delivered by Parent and the Company may terminate the Merger Agreement.
In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable law or by the applicable Governmental Authority, the parties to the Merger Agreement agree to:
•
give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Offer, the Merger or any other transactions contemplated thereby;

•
in Parent’s sole discretion in each instance, give outside legal counsel for each other an opportunity to participate in each of such meetings;

•
keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Offer, the Merger or any other transactions contemplated thereby;

•
cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer, the Merger or any other transactions contemplated thereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority;

•
provide outside legal counsel for the other party with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Offer, the Merger or any other transactions contemplated thereby;

•
provide outside legal counsel for the other party with copies of all written communications to or from any Governmental Authority relating to the Offer, the Merger or any other transactions contemplated thereby; and

•
cooperate and provide outside legal counsel for the other party with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to (i) satisfy any waiting period applicable to the Offer and the Merger under the HSR Act, (ii) ensure that no law or order has been granted or issued by a Governmental Authority that has the effect of making the Offer or the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States, and (iii) purchase the Common Shares and Preferred Shares pursuant to the Merger Agreement.

Any such disclosures, rights to participate or provisions of information by one party to the other may be made on an outside counsel-only basis to the extent required under applicable law or as appropriate to protect confidential business information. Parent and Purchaser may redact or withhold any information or materials from the other to the extent such information or materials are highly confidential. The parties shall take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege in a manner so as to preserve the applicable privilege. Notwithstanding the foregoing, Parent shall, on behalf of the parties and in consultation with the Company, control and lead all communications and strategy relating to any investigation or other inquiry that may arise in connection with any antitrust laws matters addressed in the regulatory approvals provisions of the Merger Agreement, provided that, for the avoidance of doubt, the Company shall not consent or agree to extend the waiting period under any antitrust law or enter into any agreement with any Governmental Authority with respect to the transactions contemplated by the Merger Agreement without the prior written consent of Parent.

For the avoidance of doubt, the obligations of Parent and Purchaser under the regulatory approvals provisions of the Merger Agreement shall not include any obligation on Parent or Purchaser to (i) hold separate, divest, lease, license, transfer, dispose of or otherwise encumber, or cause a third party to purchase, any assets, licenses, operations, rights, product lines and/or any business or interest therein of Parent or the Company or any of their respective affiliates, or otherwise take or commit to take any action that limits Parent’s or Purchaser’s freedom of action with respect to, or its ability to retain, the Company, or any material portion thereof, or any of Parent’s other assets or business, or agree to any of the foregoing, (ii) commence or participate in litigation in order to obtain any waivers, consents or approvals of any Governmental Authority, lift any injunction, or otherwise eliminate any legal bar to the consummation of the transactions contemplated thereby or (iii) agree to any restrictions of any kind on, or modifications to, any of Parent’s or its affiliates’ business operations, as determined in Parent’s sole reasonable discretion. The obligations of the Company under the regulatory approvals provisions of the Merger Agreement shall not include any obligation on the Company to commence or participate in litigation in order to obtain any waivers, consents or approvals of any Governmental Authority, lift any injunction, or otherwise eliminate any legal bar to the consummation of the transactions contemplated thereby.
Employee Matters.   For a period of at least one (1) year following the Effective Time, Parent shall provide to, or cause to be provided to, each employee of the Company and its subsidiaries who is employed by Parent, the Surviving Corporation or an affiliate as of immediately prior to the Effective Time an annual base salary or an hourly wage rate, as applicable, that is not less than that provided to such continuing employee by the Company of its subsidiaries immediately prior to the Effective Time.
Parent, the Surviving Corporation and their respective subsidiaries and affiliates shall treat, and shall cause each employee benefit plan, program, arrangement, agreement, policy or commitment sponsored or maintained by Parent, the Surviving Corporation or any of their respective subsidiaries or affiliates following the Effective Time and in which any continuing employee (or the spouse, domestic partner or any dependent of any continuing employee) participates or is eligible to participate (each, a “Parent Benefit Plan”) to treat, for all purposes (including eligibility to participate, vesting and level and accrual of benefits, other than accrual of benefits under any “defined benefit plan,” as defined in Section 3(35) of ERISA), all service with the Company or any of its subsidiaries (and predecessor employers to the extent that the Company, its subsidiary or any employee benefit plan provides past service credit) as service with Parent, the Surviving Corporation and their respective subsidiaries and affiliates. Parent, the Surviving Corporation and their respective subsidiaries and affiliates shall also cause each Parent Benefit Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, actively-at-work requirements, evidence of insurability requirements, pre-existing condition limitations and other exclusions and limitations with respect to the continuing employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not included under the corresponding employee benefit plan, and (ii) to recognize for each continuing employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Benefit Plan any deductible, co-payment and out-of-pocket expenses paid by the continuing employee and his or her spouse, domestic partner and dependents under the corresponding employee benefit plan during the plan year of such employee benefit plan in which occurs the later of the Closing Date and the date on which the continuing employee begins participating in such Parent Benefit Plan.
Unless Parent provides written notice to the Company that such 401(k) plan(s) shall not be terminated no later than ten (10) business days prior to the Offer Acceptance Time, the Company Board or the board of directors of its applicable subsidiaries shall adopt resolutions terminating any and all 401(k) plans maintained by the Company or any such subsidiary, in each case effective as of the day immediately preceding the Closing Date. If such 401(k) plan(s) have been terminated, Parent shall permit continuing employees to roll over their account balances (including loan notes) to a 401(k) plan of Parent or an affiliate. From and after the Offer Acceptance Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all employment agreements, employee benefit plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Offer Acceptance Time, provided, however, that the Surviving Corporation and its subsidiaries shall not be prohibited from amending or terminating, or from causing the Surviving Corporation or its subsidiaries to amend or terminate, any such employment plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable law.

Anti-Takeover Laws.   In the event that any state anti-takeover or other similar law is or becomes applicable to the Merger Agreement, the Tender and Support Agreements or any of the transactions contemplated thereby, the Company, Parent and Purchaser shall use their respective reasonable best efforts to ensure that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in the Merger Agreement and otherwise to minimize the effect of such law on the Merger Agreement and the transactions contemplated thereby.
Notification of Certain Matters.   At all times from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company and Parent shall give prompt notice to other upon becoming aware (i) that any representation or warranty made by such party in the Merger Agreement has become untrue or inaccurate in any material respect, or of any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause the applicable closing condition to fail to be satisfied at the then scheduled expiration of the Offer, (ii) of any notice or other communication received by such party or any of its affiliates from any Governmental Authority in connection with the Offer, the Merger or the other transactions contemplated thereby or from any person alleging that the consent of such person is or may be required in connection with the Offer, the Merger or the other transactions contemplated thereby, and (iii) any Legal Proceeding commenced or threatened in writing against such party, relating to or involving the Offer, the Merger or the other transactions contemplated thereby.
Directors’ and Officers’ Indemnification and Insurance.   The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor and fulfill in all respects the obligations of the Company and its subsidiaries under any and all (i) indemnification agreements in effect as of the date of the Merger Agreement between the Company or any of its subsidiaries and any of their respective current or former directors and officers and employees and any person who becomes a director or officer or employee of the Company or any of its subsidiaries prior to the Effective Time (the “Indemnified Persons”) set forth in the Disclosure Letter, and (ii) indemnification, expense advancement and exculpation provisions in any certificate of incorporate or bylaws or comparable organizational document of the Company or any of its subsidiaries in effect on the date of the Merger Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its subsidiaries as of the date of the Merger Agreement, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable law.
From the Effective Time until the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable law, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of, or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the transactions contemplated by the Merger Agreement; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification the directors’ and officers’ indemnification and insurance provisions of the Merger Agreement, then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable law, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under the Merger Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification.
From the Effective Time until the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance, on terms with respect to the coverage and amounts that are no less favorable than those of such policy in effect on the date of the Merger Agreement; provided, however, that in satisfying its obligations under the directors’ and officers’ indemnification and insurance provisions of the Merger Agreement, Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred and fifty percent (250%) of the amount paid by the Company for coverage for its last full fiscal year prior to the date of the Merger Agreement (such two hundred and fifty percent (250%) amount, the “Maximum Annual Premium”); provided, however, that, if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to maintain a policy that, in the Surviving Corporation’s good faith judgment, provides the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in the Merger Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance; provided, however, that the amount paid for such prepaid policy does not exceed the Maximum Annual Premium. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of the foregoing obligations of Parent and the Surviving Corporation under of this paragraph for so long as such “tail” policy shall be maintained in full force and effect.
Section 16(b) Exemption.   The Company shall take all actions reasonably necessary to cause the transactions contemplated by the Merger Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by the Merger Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Public Statements and Disclosure.   Neither the Company, on the one hand, nor Parent and Purchaser, on the other hand, shall issue any public release or make any public announcement concerning the Merger Agreement or the transactions contemplated by the Merger Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties to the Merger Agreement reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in the public statements and disclosure provisions of the Merger Agreement shall not apply to any release or announcement made or proposed to be made by (a) the Company with respect to a Company Board Recommendation Change or (b) Parent in connection with a response to the issuance by the Company of any release or announcement of the type referred to in clause (a).
Rule 14d-10 Matters.   The Compensation Committee of the Company Board (A) at a meeting to be held prior to the Offer Acceptance Time, will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1)

under the Exchange Act (1) each payment that has been made or is to be made and certain benefits that have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the its employee benefit plans, to certain stockholders of the Company and holders of other securities of the Company, in each case presented to the Company Compensation Committee on or prior to the date of the Merger Agreement, (2) the treatment of the Company Options and Company Restricted Stock Awards, as applicable, in accordance with the terms set forth in the Merger Agreement, and (3) the terms of the directors’ and officers’ indemnification and insurance and employee matters provisions of the Merger Agreement, and (B) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.
Bridge Loan.   From and after the date of the Merger Agreement, Parent and the Company shall negotiate in good faith for the provision by Parent of loans to the Company in an amount up to $500,000 per month, as may be reasonably necessary to satisfy the Company’s ongoing working capital requirements, such loans to begin being made on the date that is ninety (90) days following the date of the Merger Agreement, except as prohibited by applicable law, and otherwise on commercially reasonable terms.
Conditions Precedent.   The obligations of Parent, Purchaser and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible hereunder and under applicable law) at or prior to the Effective Time, of each of the following conditions: (i) Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment all of the Common Shares and Preferred Shares validly tendered and not withdrawn pursuant to the Offer; and (ii) that there has not been issued by any Governmental Authority of competent jurisdiction in the United States (A) any law that is in effect as of immediately prior to the scheduled expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger in the United States, or (B) any order that is in effect as of immediately prior to the scheduled expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States.
Termination.   The Merger Agreement may be terminated and (x) the Offer may be abandoned at any time prior to the Offer Acceptance Time and (y) the Merger and the other transactions contemplated thereby may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Purchaser and NICE):
•
by mutual written agreement of Parent and the Company at any time prior to the Offer Acceptance Time;

•
by either Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms of the Merger Agreement and the Offer without Purchaser having accepted for payment any Common Shares and Preferred Shares tendered pursuant to the Offer on or before the Termination Date; provided, however, that the right to terminate the Merger Agreement shall not be available to any party thereto whose action or failure to act has been the principal cause of or resulted in (i) any of the Offer Conditions or conditions to the Merger having failed to be satisfied and such action or failure to act constitutes a material breach of the Merger Agreement or (ii) the expiration or termination of the Offer in accordance with the terms of the Merger Agreement and the Offer without Purchaser having accepted for payment any Common Shares and Preferred Shares tendered pursuant to the Offer and such action or failure to act constitutes a material breach of the Merger Agreement;

•
by the Company at any time prior to the Offer Acceptance Time, in the event that (i) the Company is not then in material breach of the Merger Agreement and (ii) Parent and/or Purchaser shall have breached or otherwise violated any of their respective covenants, agreements or other obligations under the Merger Agreement, or any of the representations and warranties of Parent and Purchaser set forth in the Merger Agreement shall have become inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, would reasonably be expected to prevent the consummation of the Offer prior to the Termination Date;

•
by Parent at any time prior to the Offer Acceptance Time, in the event that (i) Parent and Purchaser are not then in material breach of the Merger Agreement and (ii) the Company shall have breached or otherwise violated any of its covenants, agreements or other obligations under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement shall have become inaccurate, in either case such that the applicable closing conditions are not capable of being satisfied by the Termination Date;

•
by the Company at any time prior to the Offer Acceptance Time, in order to accept a Superior Proposal; provided the Company shall have (i) concurrently with the termination of the Merger Agreement entered into a definitive agreement with respect to such Superior Proposal, (ii) otherwise complied with the no solicitation and Company Board Recommendation provisions of the Merger Agreement, and (iii) concurrently with the termination of the Merger Agreement paid Parent the Termination Fee payable to Parent;

•
by Parent at any time prior to the Offer Acceptance Time, in the event that (i) the Company Board shall have effected a Company Board Recommendation Change; provided, however, that Parent’s right to terminate the Merger Agreement in respect of a Company Board Recommendation Change shall expire ten (10) business days after the first date upon which the Company notifies Parent that the Company has made such Company Board Recommendation Change, (ii) a tender or exchange offer for Common Shares and Preferred Shares that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a person unaffiliated with Parent and, within ten (10) business days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the Company Stockholders reject such Acquisition Proposal and not tender any Common Shares or Preferred Shares into such tender or exchange offer, or (iii) the Company shall have violated or breached (or be deemed pursuant to the terms thereof to have violated or breached) in any material respect any of the no solicitation or Company Board Recommendation provisions of the Merger Agreement;

•
by Parent or the Company, if any Governmental Authority of competent jurisdiction in the United States has enacted any law that is in effect as of immediately prior to the scheduled expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger in the United States, or any order that is in effect as of immediately prior to the scheduled expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States;

•
by either Parent or the Company, if there shall have been a CFIUS Turndown; or

•
by the Company if Parent delivers, or is deemed pursuant to regulatory approvals provisions of the Merger Agreement to have delivered, to the Company a Second Request Notification indicating that Parent has elected not to respond and comply with a Second Request.

Effect of Termination.   In the event of the termination of the Merger Agreement, the Merger Agreement shall be of no further force or effect without liability of any party to the other parties, except (a) certain specified provisions of the Merger Agreement will survive, including those described in “Fees and Expenses” and “Termination Fee” below, and (b) no party shall be relieved from any liability or damages resulting from any knowing and intentional breach of the Merger Agreement prior to such termination, in which case the aggrieved party shall be entitled to all remedies available at law or in equity. Without limiting the generality of the foregoing, Parent and Purchaser acknowledge and agree that any failure of Parent or Purchaser to satisfy its obligation to accept for payment or pay for Common Shares and Preferred Shares following satisfaction of the Offer Conditions, and any failure of Parent to cause the Merger to be effected following satisfaction of the conditions set forth in the conditions to closing provisions of the Merger Agreement, will be deemed to constitute an intentional and material breach of a covenant of the Merger Agreement. In addition to the foregoing, no termination of the Merger Agreement shall affect the obligations of the parties set forth in the Confidentiality Agreement, all of which obligations shall survive termination of the Merger Agreement in accordance with their terms.

Fees and Expenses.   Except as expressly provided otherwise in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated therein shall be paid by the party incurring such expenses whether or not the Offer and/or the Merger is consummated.
Termination Fee.   The Company shall pay to Parent $4,454,040 (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within the timeframes set forth in the Merger Agreement, in the event that: (i) the Merger Agreement is terminated by Parent after the Termination Date (unless the Company would have at such time been entitled to terminate the Merger Agreement due Parent or Purchaser breaching or failing to perform any of its covenants under the Merger Agreement but for such termination pursuant to the Termination Date) or by the Company after the Termination Date and (A) following the execution and delivery of the Merger Agreement and prior to such termination an Acquisition Proposal shall have been made to the stockholders of the Company or otherwise publicly announced or shall have become publicly disclosed and (B) within twelve (12) months following such termination, the Company enters into a definitive agreement in respect of any Acquisition Proposal (which need not be the same Acquisition Proposal described in clause (A) above) and the transactions contemplated by such Acquisition Proposal are subsequently consummated; (ii) the Merger Agreement is terminated by the Company in order to accept a Superior Proposal; or (iii) the Merger Agreement is terminated by Parent due to a Company Board Recommendation Change.
If the Company fails to timely pay the Termination Fee and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of the Termination Fee, the Company shall pay Parent its costs and expenses in connection with such suit, together with interest on such amount equal to the prime rate as published in The Wall Street Journal Eastern Edition, in effect on the date such payment was required to be made, plus two percent (2%), through the date such payment was actually received (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).
Specific Performance.   The parties agree that irreparable damage would occur in the event that any provision of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties acknowledge and agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Purchaser, on the other hand, of any of their respective covenants or obligations set forth in the Merger Agreement, the Company, on the one hand, and Parent and Purchaser, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the Merger Agreement by the other (as applicable), and to specifically enforce the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under the Merger Agreement and to thereafter cause the Merger and the transactions contemplated by the Merger Agreement to be consummated. Each party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the Merger Agreement by such party, and to specifically enforce the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the Merger Agreement. Any party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction.
Governing Law.   The Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
Guarantee.   NICE unconditionally guarantees full performance and payment by Parent and Purchaser of each of the covenants, obligations and undertakings required to be performed by Parent or Purchaser under the Merger Agreement and the transactions contemplated by the Merger Agreement, subject to all terms, conditions and limitations contained in the Merger Agreement, and represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Parent or Purchaser shall also be deemed to be a breach or default of NICE, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against any or all of NICE, Parent and Purchaser in the first instance. Such guarantee is a guarantee of payment and performance, and not of collection.
Offer Conditions.   The Offer Conditions are described in Section 15 — “Conditions of the Offer.”
Tender and Support Agreement
The following is a summary of the material terms and conditions of the Tender and Support Agreements. The description in this section and elsewhere in this Offer to Purchase is qualified in its entirety by reference to the complete text of the Tender and Support Agreements, a form of which is attached as Exhibit (d)(4) of the Schedule TO and is incorporated by reference into this Offer to Purchase. This summary does not purport to be complete and may not contain all of the information about the Tender and Support Agreements that is important to you. We encourage you to read the form of Tender and Support Agreement carefully and in its entirety.
In connection with the execution of the Merger Agreement, Parent and Purchaser entered into Tender and Support Agreements with each director and executive officer of the Company, and certain stockholders of the Company (collectively, the “Supporting Stockholders”), who collectively own approximately twenty-four percent (24%) of the Company’s capital stock outstanding on the date of the Merger Agreement (excluding Common Shares issuable upon exercise of Company Options).
Pursuant to the Tender and Support Agreements, each Supporting Stockholder has agreed, among other things, to tender in the Offer all Common Shares and Preferred Shares beneficially owned by such Supporting Stockholder and any and all such shares acquired by such Supporting Stockholder after the date of the Tender and Support Agreements (including any Mattersight Shares acquired upon the exercise of Company Options) (collectively, the “Subject Shares”).
In addition, the Supporting Stockholders have agreed, if necessary, to vote his, her or its Subject Shares (i) against any action, proposal, transaction or agreement in favor of an Acquisition Proposal, including a Superior Proposal, without regard to the terms of such Acquisition Proposal or Superior Proposal, (ii) against any material change in the capitalization of the Company or any of its subsidiaries, or the corporate structure of the Company or any of its subsidiaries, and (iii) against any action, proposal, transaction or agreement that is intended, or would reasonably be likely to prevent, materially impede, materially delay or otherwise materially and adversely affect the Company’s, Parent’s or Purchaser’s ability to timely consummate the transactions contemplated by the Merger Agreement, including the Merger.
Each Supporting Stockholder also granted Parent an irrevocable proxy with respect to the foregoing.
The Supporting Stockholders further agreed to certain restrictions with respect to their Common Shares and Preferred Shares (and any Company Options), including restrictions on transfer.
The Tender and Support Agreements provide that each Supporting Stockholder will not, and will direct and use reasonable best efforts to cause its affiliates not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute, or that could reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations with any third party regarding an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or furnish to any third party any non-public information relating to the Company or any of its subsidiaries or afford to any third party access to the business, properties, assets, books and records or personnel of the Company or any of its subsidiaries, in each case in connection with an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or for the purpose of encouraging or facilitating an Acquisition Proposal, (iii) enter into any letter of intent, agreement, contract, commitment or agreement in principle with respect to an Acquisition Proposal or enter into any agreement, contract or commitment requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement, (iv) approve, support, adopt or recommend any Acquisition Proposal or (v) resolve or agree to do any of the foregoing.

The Tender and Support Agreements will terminate, and the above obligations will cease, upon the earliest to occur of  (i) the Effective Time, and (ii) the termination of the Merger Agreement pursuant to and in compliance with the terms therein.
Employment Agreement Amendment
On April 25, 2018, the Company and Parent entered into an agreement with David Gustafson, Executive Vice President, Chief Operating Officer of the Company, amending certain terms of Mr. Gustafson’s existing employment agreement with the Company (the “Employment Agreement Amendment”). Pursuant to the terms of the Employment Agreement Amendment, Mr. Gustafson’s salary will be $260,000 per annum and his target bonus for fiscal 2018 will be $160,000, prorated for the portion of 2018 between the Closing and the end of the year. The Employment Agreement Amendment also provides that the Company will recommend that NICE’s board of directors grant Mr. Gustafson specified awards of NICE restricted stock units. The Employment Agreement Amendment is effective only upon and subject to the Closing.
The foregoing is a summary of the material terms and conditions of the Employment Agreement Amendment. The description in this section and elsewhere in this Offer to Purchase is qualified in its entirety by reference to the complete text of the Employment Agreement Amendment, which is attached as Exhibit (d)(5) of the Schedule TO and is incorporated by reference into this Offer to Purchase. This summary does not purport to be complete and may not contain all of the information about the Employment Agreement Amendment that is important to you. We encourage you to read the Employment Agreement Amendment carefully and in its entirety.
Confidentiality Agreement
On February 8, 2018, Mattersight and NICE entered into the Confidentiality Agreement, pursuant to which each party agreed, subject to certain exceptions, that any non-public information furnished to it or to its representatives by or on behalf of the other party would be considered confidential information and would be kept confidential and be used only for purposes of evaluating a possible negotiated strategic transaction between the parties. The parties agreed that they would only disclose the confidential information to their representatives or as may be required by law.
The foregoing summary description of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) to this Schedule TO and is incorporated herein by reference.
Exclusivity Agreement
On March 17, 2018, Mattersight and NICE entered into an exclusivity agreement (the “Exclusivity Agreement”), whereby, in connection with discussions regarding a possible acquisition transaction between Mattersight and NICE, Mattersight and NICE agreed that, from March 17, 2018 through the earliest of (i) 5:00 p.m. Eastern Time on April 15, 2018 (which period will be automatically extended for one additional seven day period if the parties continue to negotiate in good faith), (ii) the execution and delivery of a definitive written agreement providing for a possible transaction, (iii) such other date as may be specified in a written agreement between the parties, Mattersight was not permitted to directly or indirectly, (a) solicit, initiate, knowingly encourage, knowingly facilitate or respond to, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to any Acquisition Proposal (as defined in the Exclusivity Agreement) or (b) enter into, continue, or otherwise participate in any discussions or negotiations regarding, or furnish any person or entity any information in connection with or for the purpose of encouraging or facilitating, or enter into any agreement with respect to, any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to, any Acquisition Proposal (as defined in the Exclusivity Agreement).
This summary of the Exclusivity Agreement is only a summary and is qualified in its entirety by reference to the Exclusivity Agreement, which is filed as Exhibit (d)(3) to this Schedule TO and incorporated herein by reference.

Non-Competition Agreement
As a condition and inducement to Parent and Purchaser entering into the Merger Agreement, Kelly D. Conway in his capacity as a stockholder of the Company, entered into a three-year non-competition agreement (the “Non-Competition Agreement”). The Non-Competition Agreement is effective only upon and subject to the Closing.
12.
Purpose of the Offer; Plans for Mattersight.

Purpose of the Offer.   The purpose of the Offer is for Purchaser to acquire control of, and the entire equity interest in, Mattersight. The Offer, as the first step in the acquisition of Mattersight, is intended to facilitate the acquisition of all outstanding Mattersight Shares. The purpose of the Merger is to acquire all outstanding Mattersight Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to consummate the Merger as soon as practicable thereafter.
If you tender your Mattersight Shares in the Offer and we accept such Mattersight Shares for payment and consummate the Offer, you will cease to have any equity interest in Mattersight or any right to participate in its earnings and future growth. If you do not tender your Mattersight Shares, but the Merger is consummated, you also will no longer have an equity interest in Mattersight. Similarly, after our acceptance for payment of any Mattersight Shares you tender in the Offer or upon the conversion of your Mattersight Shares into the right to receive the Merger Consideration in the subsequent Merger, you will not bear the risk of any decrease in the value of Mattersight.
Merger without a Stockholder Vote.   If the Offer is consummated, we will not seek the approval of the remaining public stockholders of Mattersight before effecting the Merger. Section 251(h) of the DGCL generally provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we will effect the closing of the Merger in accordance with Section 251(h) of the DGCL without a vote of Mattersight stockholders.
Plans for Mattersight.   If we accept Mattersight Shares for payment pursuant to the Offer, we will obtain control over the management of Mattersight and Mattersight’s Board shortly thereafter. NICE, Parent, and Purchaser are conducting a detailed review of Mattersight and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer. NICE, Parent, and Purchaser will continue to evaluate the business and operations of Mattersight during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of Mattersight’s business, operations, capitalization and management with a view to optimizing development of Mattersight’s potential in conjunction with Mattersight’s and Parent’s existing businesses. We expect that all aspects of Mattersight’s business will be fully integrated into Parent. However, plans may change based on further analysis, including changes in Mattersight’s business, corporate structure, charter, bylaws, capitalization and management.
Except as set forth in this Offer to Purchase, including as contemplated in this Section 12 — “Purpose of the Offer; Plans for Mattersight,” and Section 13 — “Certain Effects of the Offer,” NICE, Parent, and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Mattersight (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Mattersight, (iii) any material change in Mattersight’s capitalization or dividend policy, (iv) any other material change in Mattersight’s corporate structure or business, (v) changes to the management of Mattersight, (vi) a class of securities of Mattersight being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of Mattersight being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

Concurrently with the execution of the Merger Agreement, Parent entered together with the Company to an amendment to an employment agreement with David Gustafson, an executive officer of Mattersight. See “Section 11 — “The Merger Agreement; Other Agreements — Employment Agreement Amendment.”
Pursuant to the Merger Agreement, the initial board of directors of the Surviving Corporation immediately following the Effective Time will consist of the members of the board of directors of Purchaser as of the Effective Time, and the initial officers of the Surviving Corporation immediately following the Effective Time will consist of the officers of Purchaser as of the Effective Time.
The certificate of incorporation and bylaws of the Surviving Corporation at and immediately after the Effective Time will be amended and restated to read exactly as the certificate of incorporation and bylaws of the purchaser, be those of the Purchaser, provided, however, that at the Effective Time the certificate of incorporation and bylaws of the Surviving Corporation shall also be amended so that the name of the Surviving Corporation shall be “Mattersight Corporation.”
13.
Certain Effects of the Offer.

Market for the Mattersight Shares.   If the Offer is successful, there will be no market for the Mattersight Shares because Purchaser intends to consummate the Merger as soon as practicable following the Offer Closing.
Stock Quotation.   The Common Shares are currently listed on the Nasdaq Global Market. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the Offer Closing), the Common Shares will no longer meet the requirements for continued listing on the Nasdaq Global Market because the only stockholder will be Parent. The Nasdaq Global Market requires, among other things, that any company with listed shares of common stock have at least 400 total stockholders. As promptly as practicable following the consummation of the Merger, we intend and will cause Mattersight to delist the Common Shares from the Nasdaq Global Market.
Margin Regulations.   The Common Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Shares. Depending upon factors similar to those described above regarding the market for the Common Shares and stock quotations, it is possible that, following the Offer, the Common Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.
Exchange Act Registration.   The Common Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Mattersight to the SEC if the Common Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by Mattersight to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Mattersight, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of  “affiliates” of Mattersight and persons holding “restricted securities” of Mattersight to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend and will cause Mattersight to terminate the registration of the Common Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. If registration of the Common Shares is not terminated prior to the Merger, the registration of the Common Shares under the Exchange Act will be terminated following the consummation of the Merger.
14.
Dividends and Distributions.

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, Mattersight will not declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for dividends or other distributions made by any wholly-owned subsidiary of Mattersight to Mattersight or one of its wholly-owned subsidiaries.
15.
Conditions of the Offer.

The Offer is conditioned upon the satisfaction or waiver of the following conditions:
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that there has been validly tendered and not withdrawn, that number of Common Shares and Preferred Shares which, together with the Common Shares and Preferred Shares then beneficially owned by Parent and Purchaser (if any) (excluding Common Shares or Preferred Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the Depositary pursuant to such procedures), represent at least a majority of the outstanding shares of Company capital stock, voting together as a single-class on an as-if converted to Common Shares basis (the “Minimum Condition”);

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that any waiting period (and extensions thereof) applicable to the consummation of the Offer and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) has expired or been terminated (the “Regulatory Condition”);

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that there has not been issued by any Governmental Authority of competent jurisdiction in the United States (i) any law that is in effect as of immediately prior to the scheduled expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger in the United States, or (ii) any order that is in effect as of immediately prior to the scheduled expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States;

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the accuracy of representations and warranties made by Mattersight in the Merger Agreement, subject to the materiality and other qualifications set forth in the Merger Agreement (the “Representations Condition”). Specifically, (i) Mattersight’s representations and warranties relating to organization and good standing, corporate power and enforceability, the nature of voting requirements with respect to the transactions contemplated by the Merger Agreement, brokers, state anti-takeover statutes) (collectively, the “Fundamental Representations”) must remain true and correct in all material respects as of the date of the Merger Agreement and must remain true and correct in all material respects as of the Offer Acceptance Time with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct in all material respects as of such specified date), (ii) certain the representations and warranties of Mattersight in the Merger Agreement relating to Mattersight’s capitalization (the “Capitalization Representation”) must be true and correct as of the date of the Merger Agreement and remain true and correct as of the Offer Acceptance Time with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be so true and correct as of such specified date), except for any de minimis inaccuracies; and (iii) the representations and warranties of Mattersight set forth in the Merger Agreement (other than the Fundamental Representations or the Capitalization Representation), disregarding any “materiality,” “Company Material Adverse Effect” or other similar qualifications set forth in all such representations or warranties, must be true and correct as of the date of the Merger Agreement and remain true and correct as of the Offer Acceptance Time with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct as of such specified date), except in the case of this clause (iii), to the extent that the facts and circumstances causing or resulting in any such representations and warranties not to be so true and correct as of the date of the Merger Agreement, as of the Offer Acceptance Time or as of the specified date in the representation or warranty have not had and would not reasonably be expected have a Company Material Adverse Effect;

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the performance by Mattersight in all material respects of the obligations that are to be performed by it under the Merger Agreement at or prior to the schedule expiration of the Offer (the “Covenants Condition”);

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that since the date of the Merger Agreement, there has not been any occurrence of a Material Adverse Effect, as such term is defined in the Merger Agreement and as described in more detail in Section 11 — “The Merger Agreement; Other Agreements — Representations and Warranties” (the “MAE Condition”);

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that the Merger Agreement has not been properly and validly terminated in accordance with its terms;

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that Parent has received a certificate signed by an executive officer of Mattersight to the effect that the Representations Condition, the Covenants Condition and the MAE Condition have been satisfied;

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that clearance has been obtained CFIUS for the transactions contemplated by the Merger Agreement in the manner set forth in the Merger Agreement; and

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that Mattersight has obtained written consent to the Offer and the Merger from each third party set forth in the Company Disclosure Letter delivered by Mattersight to Parent and Purchaser on the date of Merger Agreement, in each case in form and substance reasonably satisfactory to Parent and Purchaser.

The foregoing conditions are in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate, amend and/or modify the Offer pursuant to the Merger Agreement.
Purchaser expressly reserves the right in its sole discretion to waive any of the Offer Conditions and to make any change in the terms of the Offer or the Offer Conditions in accordance with the terms of the Merger Agreement. However, Mattersight’s prior written approval is required for Purchaser to (or for Parent to permit Purchaser to) (i) waive the Minimum Condition, the fulfillment of any waiting period applicable to the consummation of the Offer and the Merger under the HSR Act, or the issuance by any Governmental Authority of any law or order that has the effect of making the Offer or the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States, (ii) change the form of consideration to be paid in the Offer, (iii) decrease the Common Offer Price or the Preferred Offer Price or the number of Common Shares or Preferred Shares sought in the Offer, (iv) increase the Common Offer Price unless Purchaser also increases the Preferred Offer Price by the same amount, (v) extend the Offer, other than in a manner required by the Merger Agreement, (vi) impose conditions to the Offer other than the Offer Conditions, (vii) modify the conditions set forth in the Merger Agreement, (viii) amend any other term of the Offer or Offer Condition in any manner that is, or would reasonably be expected to be, adverse to the holders of Common Shares or Preferred Shares or (ix) make any change in the terms of the Offer or the Offer Conditions that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.
16.
Certain Legal Matters; Regulatory Approvals.

General.   Except as described in this Section 16, based on our examination of publicly available information filed by Mattersight with the SEC and other information concerning Mattersight, we are not aware of any governmental license or regulatory permit that appears to be material to Mattersight’s business that might be adversely affected by our acquisition of Mattersight Shares or the Merger as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Mattersight Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, we currently contemplate that, except as described below under “— State Takeover Laws,” such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of Mattersight Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without significant conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences would not result to Mattersight’s business, any of which, under certain conditions specified in the Merger Agreement, could cause us to elect to terminate the Offer without the purchase of Mattersight Shares thereunder under certain conditions. See Section 15 — “Conditions of the Offer.”
Compliance with the HSR Act.   Under the HSR Act and the rules and regulations promulgated by the FTC, certain transactions may not be consummated until specified information and documentary material (referred to as “Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Mattersight Shares in the Offer.
Under the HSR Act, our purchase of Mattersight Shares under the terms of the Offer may not be completed until the expiration of the initial HSR waiting period following the filing by Parent of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated. The initial waiting period began when Parent filed such Premerger Notification and Report Forms on April 27, 2018. If, within the initial HSR waiting period (which is currently set to expire at 11:59 p.m. on May 14, 2018), either the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer would be extended until 10 calendar days following the date of substantial compliance by Parent with that request, unless the FTC terminates the additional waiting period before its expiration. After the expiration of the 10 calendar day waiting period, the waiting period could be extended only by court order or with the consent of Parent. Parent may also withdraw and refile the Premerger Notification and Report Form, resetting the initial HSR waiting period. In practice, complying with a Second Request can take a significant period of time. Although Mattersight is required to (and did) file a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the Offer, neither Mattersight’s failure to file such Premerger Notification and Report Form nor a Second Request issued to Mattersight from the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Mattersight Shares in the Offer. The Merger will not require an additional filing under the HSR Act if Purchaser owns more than 50% of the outstanding Mattersight Shares at the time of the Merger (which we expect to be the case if the Offer is consummated, given the Minimum Condition) or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.
The FTC and the Antitrust Division are reviewing the legality under the U.S. federal antitrust laws of Purchaser’s proposed acquisition of Mattersight. At any time before or after Purchaser’s acceptance for payment of Mattersight Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the reviewing agency has the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Mattersight Shares have already been acquired, requiring disposition of such Mattersight Shares, or the divestiture of substantial assets of Parent, Purchaser, Mattersight or any of their respective subsidiaries or affiliates or requiring other conduct relief. United States state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While Parent believes that consummation of the Offer would not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 11 — “The Merger Agreement; Other Agreements — Efforts to Consummate the Offer and the Merger; Regulatory Approvals” and Section 15 — “Conditions of the Offer.”
State Takeover Laws.   Mattersight is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Mattersight Board has approved the Merger Agreement, the Support Agreement and the transactions contemplated thereby, including the Offer and the Merger, for purposes of Section 203 of the DGCL.

Mattersight, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Mattersight Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Mattersight Shares tendered in the Offer. See Section 15 — “Conditions of the Offer.”
Going Private Transactions.   The SEC has adopted Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Mattersight Shares pursuant to the Offer in which we seek to acquire the remaining Mattersight Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of Mattersight for purposes of the Exchange Act; (ii) we anticipate that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one year following the consummation of the Offer); and (iii) in the Merger, stockholders will receive the same price per Mattersight Share as the Offer Price.
Stockholder Approval Not Required.   Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the merger agreement, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Mattersight Shares for payment pursuant to the Offer, we will hold a sufficient number of Mattersight Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the Mattersight stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Parent, Purchaser and Mattersight will take all necessary and appropriate action to effect the Merger as soon as practicable without a meeting of Mattersight stockholders in accordance with Section 251(h) of the DGCL.
CFIUS Approval.   The Defense Production Act of 1950, as amended (“DPA”) empowers the President of the United States of America to review and, if necessary, prohibit or suspend an acquisition of, or investment in, a U.S. company by a “foreign person” if the President, after investigation, determines that the foreign person’s control threatens to impair the national security of the United States. Pursuant to the DPA, CFIUS has been delegated the authority to receive notices of proposed transactions, determine when an investigation is warranted, conduct investigations, require mitigation measures and submit recommendations to the President to suspend or prohibit the completion of transactions or to require divestitures of completed transactions. Parent, Purchaser and Mattersight will use reasonable best efforts to obtain CFIUS clearance. There can be no assurance that CFIUS will not impose restrictions on the transactions contemplated by the Merger Agreement, including the Offer and the Merger, or will not determine to conduct an investigation of such transactions and, if an investigation is commenced, there can be no assurance regarding the ultimate outcome of such investigation.
17.
Appraisal Rights.

No appraisal rights are available to the holders of Mattersight Shares in connection with the Offer. However, if the Merger is consummated, the holders of Mattersight Shares immediately prior to the Effective Time who (i) did not tender their Mattersight Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such

Mattersight Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Mattersight Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Mattersight Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest accruing at 5% over the Federal Reserve discount rate (including any surcharge), unless the court in its discretion determines otherwise for good cause shown.
In determining the “fair value” of any Mattersight Shares, the Court of Chancery will take into account all relevant factors. Holders of Mattersight Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price) and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Mattersight Shares is less than such amount.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.
As will be described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:
•
prior to the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to Mattersight a written demand for appraisal of Mattersight Shares held, which demand must reasonably inform Mattersight of the identity of the stockholder and that the stockholder is demanding appraisal;

•
not tender their Mattersight Shares in the Offer; and

•
continuously hold of record the Mattersight Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law. A copy of Section 262 of the DGCL will be included as Annex B to the Schedule 14D-9.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Mattersight Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Mattersight Shares but, instead, subject to the Offer Conditions, you will receive the Offer Price for your Mattersight Shares.
18.
Fees and Expenses.

Parent has retained D.F. King &Co., Inc. to be the Information Agent and Continental Stock Transfer & Trust Company to be the Depositary in connection with the Offer. The Information Agent may contact holders of Mattersight Shares by mail, telephone, Internet and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Mattersight Shares.
The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Mattersight Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.
19.
Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Mattersight Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable law requires the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Purchaser, the Depositary or the Information Agent for the purpose of the Offer.
Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. Mattersight has advised Purchaser that it will file with the SEC on the date hereof its Solicitation/Recommendation Statement on Schedule 14D-9 setting forth the recommendation of the Mattersight Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may, when filed, be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7 — “Certain Information Concerning Mattersight” above.
NICE Acquisition Sub, Inc.
May 10, 2018

SCHEDULE I — INFORMATION RELATING TO NICE, PARENT, AND PURCHASER
NICE
The following table sets forth information about NICE’s directors and executive officers as of May 10, 2018. The current business address of each person is 13 Zarchin Street, P.O. Box 690, Ra’anana 4310602, Israel, and the business telephone number is +972-9-7753151.
Name	Citizenship	Positon
David Kostman	Israel and US	Chairman of the Board of Directors
Rimon Ben-Shaoul	Israel	Director
Dan Falk	Israel and Germany	Director
Yocheved Dvir	Israel	Director
Yehoshua Ehrlich	Israel	Director
Leo Apotheker	France	Director
Joe Cowan	US	Director
Zehava Simon	Israel	Director
Barak Eilam	Israel and US	Chief Executive Officer
Miki Migdal	Israel	President, Enterprise Product Group
Joseph Friscia	US	President, NICE-Actimize
Paul Jarman	US	Chief Executive Officer, inContact
Beth Gaspich	US	Chief Financial Officer
Eran Liron	Israel	Executive Vice President, Marketing and Corporate Development
Barry Cooper	UK	Chief Operating Officer
Tali Mirsky	Israel	Corporate Vice President, General Counsel and Corporate Secretary
Hagit Ynon	Israel	Corporate Vice President, Finance
Directors and Executive Officers of Parent
David Kostman has served as one of NICE’s directors for most of the period since 2001 and as NICE’s Chairman of the Board since February 2013. Mr. Kostman is currently co-CEO and board member of Outbrain, Inc. and serves on the board of directors of ironSource Ltd. and Tivit S.A., and is a member of Nanoosh LLC. Mr. Kostman is also a former board member of publicly traded Retalix Ltd. (acquired by NCR). From 2006 until 2008, Mr. Kostman was a Managing Director in the investment banking division of Lehman Brothers, heading the Global Internet Group. From April 2003 until July 2006, Mr. Kostman was Chief Operating Officer and then Chief Executive Officer of Delta Galil USA, a subsidiary of publicly traded Delta Galil Industries Ltd. From 2000 until 2002, Mr. Kostman was President of the International Division and Chief Operating Officer of publicly traded VerticalNet Inc. Prior to that Mr. Kostman worked in the investment banking divisions of Lehman Brothers from 1994 to 2000, focusing on the technology and Internet sectors, and NM Rothschild & Sons from 1992 to 1993, focusing on mergers and acquisitions and privatizations. Mr. Kostman holds a Bachelor’s degree in Law from Tel Aviv University and a Master’s degree in Business Administration from INSEAD.
Rimon Ben-Shaoul has served as one of NICE’s directors since September 2001. Between 2001 and 2005, Mr. Ben-Shaoul has served as Co-Chairman, President, and Chief Executive Officer of Koonras Technologies Ltd., a technology investment company controlled by LEADER Ltd., an Israeli holding company. Since 2002 Mr. Ben-Shaoul serves as Chairman of Grand AutoMotive LLP. Mr. Ben-Shaoul also served as a director of MIND C.T.I. Ltd., BVR Systems Ltd. and several private companies. In addition, he served as the President and Chief Executive Officer of Polar Communications Ltd., which manages media and communications investments. Mr. Ben-Shaoul also served as the Chairman of T.A.T Technologies Ltd., a public company listed on Nasdaq and TASE. Between 1997 and 2001, Mr. Ben-Shaoul was the President and Chief Executive Officer of Clal Industries and Investments Ltd., one of the largest holding companies in Israel with substantial holdings in the high tech industry. During that time, Mr. Ben-Shaoul also served as Chairman of the Board of Directors of Clal Electronics Industries Ltd., Scitex Corporation Ltd., and various other companies within the Clal Group. Mr. Ben-Shaoul also served as a director of ECI Telecom Ltd., Fundtech Ltd., Creo Products, Inc. and Nova Measuring Instruments Ltd. From 1985 to 1997, Mr. Ben-Shaoul was President and Chief Executive Officer of Clal Insurance Company Ltd. and a director of the company and its various subsidiaries. Mr. Ben-Shaoul holds a Bachelor’s degree in Economics and Statistics and a Master’s degree in Business Administration, both from Tel-Aviv University.
Dan Falk has served as one of NICE’s statutory outside directors since 2001. From 1999 to 2000, Mr. Falk was President and Chief Operating Officer of Sapiens International Corporation N.V. From 1985 to 1999, Mr. Falk served in various positions in Orbotech Ltd., the last of which were Chief Financial Officer and Executive Vice President. From 1973 to 1985, he served in several executive positions in the Israel Discount Bank. Mr. Falk also serves on the board of directors of Orbotech Ltd., Ormat Technologies Inc. and Attunity Ltd. Mr. Falk holds a Bachelor’s degree in Economics and Political Science and a Master’s degree in Business Administration, both from the Hebrew University, Jerusalem.
Yocheved Dvir has served as one of NICE’s statutory outside directors since January 2008. Since 2000, Ms. Dvir has served as a strategic advisor in business development affairs to multiple companies and initiatives that were being founded. Ms. Dvir also serves on the board of directors of Menorah Insurance Company and its subsidiary, Alrov Real Estate and Endey Med. She recently served on the boards of Visa Cal, Trendline Business Information & Communications Ltd., Israel Corporation Ltd., ECI Telecom Ltd., Strauss Industries Ltd., Phoenix Holding and Phoenix Insurance Co. Between 1990 and 2000, Ms. Dvir served as a Senior Vice President of the Migdal Group. Ms. Dvir joined the Migdal Group in 1981 and, until late 2000, held a number of senior financial and managerial positions, including Head of the Group’s Economics Department (1986 – 1988), Head of the Group’s Corporate Office from 1989 to1992, Head of the Group’s General Insurance Division and Corporate Office from 1993 to 1997, Group CFO from 1997 to 1999, and Head of the Group’s Strategic Development Division and Marketing Array and Risk Manager in 2000. Ms. Dvir holds a Bachelor’s degree in Economics and Statistics from the University of Haifa and completed studies towards a second degree in Statistics from the Hebrew University of Jerusalem.
Yehoshua (Shuki) Ehrlich has served as one of NICE’s directors since September 2012. Mr. Ehrlich is an active social investor, serving as Chairman of  “Committed to Give”, a group formed by Israeli social investors for promoting philanthropy in Israel and several other social organizations. Mr. Ehrlich also serves as a member of the executive board of Israel Venture Network and a board member of AfterDox, an angels’ investment group. Between the years 2000 and 2010, Mr. Ehrlich served as Managing Director at Giza Venture Capital, where he focused on the communications, enterprise software and information technology sectors. Additionally, Mr. Ehrlich had a fifteen-year career with Amdocs, a public software company specializing in billing, CRM, order management systems for telecommunications and Internet service providers. In his last role at Amdocs, Mr. Ehrlich served as Senior Vice President of Business Development. Mr. Ehrlich holds a Bachelor of Science in Mathematics and Computer Science from the Tel Aviv University.
Leo Apotheker has served as one of NICE’s directors since August 2013. Mr. Apotheker was the Managing Partner and co-founder of Efficiency Capital SAS, a growth capital advisory firm, from 2012 to 2014. From 2010 to 2011, Mr. Apotheker served as Chief Executive Officer of Hewlett Packard. From 2008 to 2010, he served as Chief Executive Officer of SAP AG. In addition, he is currently chairman of the board of Unit4, a leading Dutch software company, and Signavio GmbH, Vice Chairman and Lead Director of Schneider SE, and a member of the board of KMD, P2 Energy Services and Taulia Inc. Mr. Apotheker holds a Bachelor’s degree in Economics and International Relations from the Hebrew University of Jerusalem.
Joe Cowan has served as one of NICE’s directors since August 2013. From October 2013 until September 2017, Mr. Cowan was the CEO and director of Epicor, and since September 2016 has been a director of ChannelAdvidsor, Inc. During 2013, Mr. Cowan also served as President of DataDirect Networks, Inc. From 2010 until 2013, Mr. Cowan served as the Chief Executive Officer and President of

Online Resources Corp. During 2009, he served as an Operating Executive and Consultant at Vector Capital. From 2007 to 2009, Mr. Cowan served as the Chief Executive Officer of Interwoven Inc. From 2004 to 2006, Mr. Cowan served as the President and Chief Executive Officer of Manugistics Inc. and Manugistics Group Inc. Prior to that, Mr. Cowan served in various senior executive positions, including as the Chief Operating Officer of Baan Co. NV and Avantis GOB NV. He has been a Director of DataDirect Networks, Inc. between 2011 and February 2013. Mr. Cowan has also served on the boards of various publicly traded companies, including ChannelAdvidsor Inc., Interwoven Inc., Online Resources Corporation, Manugistics Group Inc. and Blackboard Inc., as well as several private companies. Mr. Cowan holds a M.S. degree in Electrical Engineering from Arizona State University and holds a B.S. degree in Electrical Engineering from Auburn University.
Zehava Simon has served as one of NICE’s statutory outside directors since July 2015. Ms. Simon served as a Vice President of BMC Software Inc. from 2000 until 2013, most recently as Vice President of Corporate Development. From 2002 to 2011, Ms. Simon also served as Vice President and General Manager of BMC Software in Israel. Prior to that, Ms. Simon held various positions at Intel Israel, which she joined in 1982, including acting as leader of Finance and Operations and Business Development for Intel in Israel. Ms. Simon is currently a board member of Audiocodes, a public company traded on Nasdaq and TASE, Nova Measurements, a publicly-traded company on Nasdaq and TASE, and Amiad Water Systems, a public company traded on the London Stock Exchange. Ms. Simon is a former member of the board of directors of Insightec Ltd., M-Systems Ltd. (acquired by SanDisk Corp.) and Tower Semiconductor Ltd. Ms. Simon holds a B.A. in Social Sciences from the Hebrew University, Jerusalem, a law degree (LL.B.) from the Interdisciplinary Center in Herzliya and an M.A. in Business and Management from Boston University.
Barak Eilam has served as Chief Executive Officer since April 2014. In his previous position with NICE, Mr. Eilam was President of NICE’s American division from July 2012 to March 2014. Prior to that, Mr. Eilam was the head of sales and the general manager of the Enterprise Group in the Americas. From 2007 to 2009, Mr. Eilam founded and served as the general manager of the NICE Interaction Analytics Global Business Unit. Mr. Eilam has also served in a variety of executive positions within NICE, managing different aspects of the business in product development, sales and product management. Before joining NICE in 1999, Mr. Eilam was an officer for an elite intelligence unit in the Israeli defense forces. Mr. Eilam holds a Bachelor’s degree in Electrical and Electronics Engineering from Tel Aviv University.
Miki Migdal has served as President of the NICE Enterprise Product Group since July 2014. Prior to joining NICE, Mr. Migdal was the CEO of SAP Israel and held additional leadership roles at SAP including Senior Vice President of Development at SAP Global and President of SAP Labs Israel. He also served in executive positions at B.V.R Systems, Amdocs and Mercury Interactive (HP Software). Mr. Migdal holds a B.Sc. in Math and Computer Science from Tel Aviv University.
Joseph Friscia has served as President of NICE Actimize since April 2014. Prior to joining NICE, Mr. Friscia served as President of BAE Systems’ Applied Intelligence Americas business. He joined BAE when BAE Systems acquired Norkom Technologies, where he had served as General Manager and Executive Vice President of the Americas. Prior to Norkom, Mr. Friscia was a co-founder of Pegasystems, Inc., the leading Business Process Management software company, from its origin and through taking it public in 1996. Mr. Friscia holds an MBA degree from Adelphi University and a B.A. from Long Island University.
Paul Jarman has served as NICE inContact CEO since November 2016, and served as inContact CEO since January 2005 until we acquired inContact. Prior to becoming CEO, Mr. Jarman served as inContact’s President from December 2002. Prior to December 2002, he served as inContact’s Executive Vice President. Mr. Jarman was instrumental in guiding inContact from its roots in telecommunications to its strategic offering of cloud-based contact center solutions and has been a part of every major enhancement the company has made since 1997. Mr. Jarman led inContact’s listing on Nasdaq. Prior to joining inContact, he was an executive with HealthRider, Inc. Mr. Jarman holds a Bachelor of Science degree in Accounting from the University of Utah.
Beth Gaspich has served as NICE’s Chief Financial Officer since October 2016. Ms. Gaspich joined NICE as CFO of the Financial Crime and Compliance division NICE Actimize in September 2011, where she was responsible for finance, legal and business operations. Prior to joining NICE, she was Chief

Financial Officer for Archive Systems, Inc., a privately held document management software provider. She also served as Vice President of Finance at RiskMetrics Group, Inc., a cloud based risk management software company. Ms. Gaspich was one of the founding members of RiskMetrics Group and assisted in taking the company through a successful public offering on the NYSE in January 2008. Prior to that, Ms. Gaspich held several other senior positions throughout her career at large global financial institutions, including JP Morgan and Price Waterhouse. Ms. Gaspich holds a BA in Accounting from the University of Missouri.
Eran Liron has served as NICE’s Executive Vice President, Marketing and Corporate Development since October 2013, and as Executive Vice President, Corporate Development since February 2006. From 2004 to 2006, he served as Director of Corporate Development at Mercury Interactive Corporation, a software company, and prior thereto he held several business development positions at Mercury Interactive. Before joining Mercury, Mr. Liron served in several marketing roles at software startups and at Tower Semiconductor. Mr. Liron holds a Bachelor of Science degree from the Technion — Israel Institute of Technology and a Doctorate in Business from the Stanford Graduate School of Business in California.
Barry Cooper has been with NICE since 2011 and serves as NICE’s Chief Operating Officer (COO) since May 2016. Prior to serving as COO, Mr. Cooper served as Vice President, Business Operations for APAC from March, 2011 until June 2013, and as of July 2013 and until assuming the role of COO, he served as Executive Vice President, Professional Services and Cloud. Prior to joining NICE, Mr. Cooper was a Management Consultant at Accenture; the Head of Customer Service, IT and Billing at Time Telekom, Malaysia; and Vice President of Professional Services, APAC for CSG Systems, later Comverse. Mr. Cooper holds a First Class Bachelor of Computer Science and Mathematics with Honors from Salford University in the United Kingdom.
Tali Mirsky has served as NICE’s Corporate Vice President, General Counsel and Corporate Secretary since March 2018. From 2010 to early 2018, she served as Global Vice President of Legal Affairs and Corporate Secretary at Frutarom Industries Ltd., where she led the company’s M&A transactions in addition to managing the company’s legal department and handling all legal matters and corporate and securities related items. Prior to that, Tali served as Vice President, General Counsel and Corporate Secretary of Alvarion, led Business and Legal Affairs at Nicast and Midbar Tech and was an associate with Naschitz Brandes & Co law office. She holds an LL.B in Law and Business Administration from IDC, Herzliya and is admitted to practice law in Israel.
Hagit Ynon has served as NICE’s Corporate Vice President, Finance since January 2018. Prior to serving as Corporate Vice President Finance, Ms. Ynon served as Vice President Accounting, Treasury and Tax from 2008 until 2017. From 2000 to 2007, Ms. Ynon served as Corporate Controller and other managerial positions in the finance department. Ms. Ynon is a certified public accountant and holds a Bachelor’s degree in Business and Accounting from the College of Management Academic Studies and a Masters in Business Administration from the College of Management Academic Studies.
Parent
The following table sets forth information about Parent’s directors and executive officers as of May 10, 2018. The current business address of each person is 221 River Street, Hoboken, New Jersey 07030, and the business telephone number is (551) 256-5000.
Name	Citizenship	Position with Parent
Barak Eilam	Israel and US	Director
Beth Gaspich	US	Director
Yaron Hertz	Israel and US	President, NICE Americas
Jeff Levenberg	US	General Counsel, Secretary, and Director
Liran Bouskila	Israel and US	Vice President, Business Finance

Directors and Executive Officers of Parent
The biographical information for Barak Eilam and Beth Gaspich has been provided above.
Yaron Hertz has served as the President of NICE Americas since October 2016. Prior to that, Yaron served on the Actimize leadership team over the last ten years, including as the head of sales for NICE Actimize in the Americas. Yaron also had extensive experience leading business strategy, sales and partner development at technology and security firms such as EMC, RSA Security and Cyota. Yaron is a former attorney and holds an LLB from the University of Northumbria in Newcastle, England.
Jeff Levenberg joined NICE Systems, Inc. in 2007 as Assistant General Counsel, and became the company’s General Counsel for the Americas in 2011. Previously, Jeff served as Senior Attorney for Toshiba America Consumer Products, the US home entertainment products division of Toshiba Corporation. Before joining Toshiba, Jeff served as an attorney in the Universal Music Group system. He holds a B.A. from the University of Michigan, and a J.D. from New York Law School.
Purchaser
The following table sets forth information about Purchaser’s directors and executive officers as of May 10, 2018. The current business address of each person is 221 River Street, Hoboken, New Jersey 07030, and the business telephone number is (551) 256-5000.
Name	Citizenship	Position with Purchaser
Yaron Hertz	Israel and US	President and Director
Jeff Levenberg	US	Secretary and Director
Directors and Executive Officers of Purchaser
The biographical information for Yaron Hertz has been provided above.
The biographical information for Jeff Levenberg has been provided above.

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Mattersight Shares and any other required documents should be sent or delivered by each stockholder or his, her or its broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:
The Depositary for the Offer is:
Continental Stock Transfer & Trust Company
If delivering by mail:	If delivering by hand (before 5:00 pm), express mail, courier or any other expedited service:
Continental Stock Transfer & Trust Company Attn: Corporate Actions/Mattersight Offer One State Street — 30th Floor New York, New York 10004	Continental Stock Transfer & Trust Company Attn: Corporate Actions/Mattersight Offer One State Street — 30th Floor New York, New York 10004
To confirm via phone:
917-262-2378
Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for copies of this Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Mattersight Shares pursuant to the Offer.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005

Stockholders May Call Toll Free: (800) 290-6432
Banks and Brokers May Call Collect: (212) 269-5550
Email: matr@dfking.com